PROSPECTUS
Filed pursuant to Rule 424(b)(3)
Registration No. 333-145240
BANCO MACRO S.A.
Offer to Exchange
US$150,000,000
8.50% Notes Due 2017
that have been registered under the Securities Act of 1933
for
any and all outstanding 8.50% Notes Due 2017
that have not been registered under the Securities Act of 1933

The Registered Notes
•	The terms of the 8.50% Notes Due 2017 that have been registered under the Securities Act of 1933 (the “Registered Notes”) are identical to those of the outstanding 8.50% Notes Due 2017 that have not been registered under the Securities Act of 1933 (the “Notes”), except that the Registered Notes have been registered under the Securities Act, and will not contain terms with respect to transfer restrictions. In addition, following completion of this exchange offer, none of the Notes will be entitled to the benefits of the registration rights agreement relating to contingent increases in the interest rates applicable to the Notes.

•	We will pay interest on the Registered Notes on February 1 and August 1 of each year. The Registered Notes will mature on February 1, 2017.

•	The Registered Notes will not be redeemable prior to maturity except as provided herein. The Registered Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations and will rank at all times pari passu in right of payment with all our other existing and future unsecured and unsubordinated indebtedness (other than obligations preferred by statute or operation of law).
The Exchange Offer
•	The exchange offer will expire at 5:00 p.m., New York City time, on September 18, 2007 unless extended.

•	We will exchange all Notes that are validly tendered and not validly withdrawn.

•	You may withdraw tenders of Notes at any time before 5:00 p.m., New York City time, on the date of the expiration of the exchange offer.

•	We will pay the expenses of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	No dealer-manager is being used in connection with the exchange offer.

•	The exchange of Notes for Registered Notes will not be a taxable exchange for U.S. federal income tax purposes.
          See “Risk Factors” beginning on page 11 for a discussion of factors that you should consider in connection with this exchange offer and an exchange of Notes for Registered Notes. We are not asking you for a proxy, and you are requested not to send us a proxy.
          Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 17 , 2007

Definitions. In this prospectus, we use the terms “we,” “us,” “our,” and the “bank” to refer to Banco Macro S.A. and its subsidiaries on a consolidated basis.
The term “Argentina” refers to the Republic of Argentina. The terms “Argentine government” or the “government” refers to the federal government of Argentina and the term “Central Bank” refers to the Banco Central de la República Argentina, or the Argentine Central Bank. The terms “U.S. dollar” and “U.S. dollars” and the symbol “US$” refer to the legal currency of the United States. The terms “peso” and “pesos” and the symbol “Ps.” refer to the legal currency of Argentina. “U.S. GAAP” refers to generally accepted accounting principles in the United States, “Argentine GAAP” refers to generally accepted accounting principles in Argentina and “Central Bank Rules” refers to the accounting rules of the Central Bank. The term “GDP” refers to gross domestic product and all references in this prospectus to GDP growth are to real GDP growth.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from the information contained in this prospectus. We are offering the Registered Notes only in jurisdictions where offers are permitted. This prospectus does not constitute an offer or solicitation to exchange any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer.
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission and has been prepared by us solely for use in connection with the exchange offer. We make no representation to you regarding the legality of the exchange offer. This prospectus will be delivered with the Company’s annual report filed on July 13, 2007 on Form 20-F. This prospectus incorporates important business and financial information about us that is not included in or delivered with the prospectus and the annual report. You should only rely on the information contained in or incorporated by reference in this prospectus. You should consult with your own advisors as to legal, tax, business, financial and related aspects of the exchange offer. You must comply with all laws applicable in any place in which you participate in the exchange offer or buy, offer or sell the Registered Notes or possess or distribute this prospectus and annual report, you must obtain all applicable consents and approvals, and we shall have no responsibility for any of the foregoing legal requirements. The registration statement containing this prospectus, including the exhibits to the registration statement, and other information incorporated into this prospectus is available without charge to the holders of the Notes upon written or oral request to Banco Macro S.A., 401 Sarmiento, 4th Floor, Buenos Aires—C1004AAI, Argentina, Attention: Mr. Jorge Scarinci; Head of Investor Relations and Finance Manager, or by telephoning us at (+54-11-5222-6731).
     Each broker-dealer that receives Registered Notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus and annual report in connection with any resale of those Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of Registered Notes received in exchange for Notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, and annual report available to any

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broker-dealer for use in connection with any such resale. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus and annual report for resales of the Registered Notes must notify us of this fact by requesting additional copies of these documents. Notwithstanding the foregoing, we are entitled under the registration rights agreements to suspend the use of this prospectus by broker-dealers under specified circumstances. See “Plan of Distribution”.

Market position. We make statements in this prospectus about our competitive position and market share in, and the market size of, the Argentine banking industry. We have made these statements on the basis of statistics and other information from third-party sources that we believe are reliable. Although we have no reason to believe any of this information or these reports are inaccurate in any material respect, neither we or the Arranger have independently verified the competitive position, market share and market size or market growth data provided by third parties or by industry or general publications.
Rounding. Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.
Accounting practices. We maintain our financial books and records in Argentine pesos and prepare and publish our consolidated financial statements in Argentina in conformity with the Central Bank Rules, which differ in certain significant respects from U.S. GAAP and, to a certain extent, from Argentine GAAP. Our consolidated financial statements contain a description of the principal differences between Central Bank Rules and Argentine GAAP. Under Central Bank Rules, our financial statements were adjusted to account for the effects of wholesale-price inflation in Argentina for the periods through February 28, 2003. For the periods subsequent to February 28, 2003, the inflation adjustments were no longer applied to our financial statements under Central Bank Rules, as inflation returned to normalized levels during 2003. In addition, in December 2004, in May 2006 and in August 2006, we acquired Nuevo Banco Suquía S.A., Banco del Tucumán S.A. (“Banco del Tucumán”) and Nuevo Banco Bisel S.A. (“Nuevo Banco Bisel”), respectively, which significantly enhanced the size and scope of our business. As a result of our acquisition of Nuevo Banco Suquía S.A. (“Nuevo Banco Suquía”), our results of operations for the year ended December 31, 2004 differ significantly from our results of operations for the year ended December 31, 2005 and as a result of our acquisitions of Banco del Tucumán and Nuevo Banco Bisel, our results of operations for the year ended December 2005 differ significantly from our results of operations for the year ended December 31, 2006. Given the instability and regulatory and economic changes that Argentina has experienced since the beginning of the economic crisis in 2001 as well as our acquisitions, the financial information set forth in our annual report on Form 20-F and incorporated herein by reference may not be fully indicative of our anticipated results of operations or business prospects after the dates indicated. These factors also affect comparability among periods.
Our audited consolidated financial statements for the three years ended December 31, 2006 included in our annual report on Form 20-F are incorporated herein by reference have been reconciled to U.S. GAAP. See note 33 to our audited consolidated financial statements as of and for the three years ended December 31, 2006 for a reconciliation of our financial statements to U.S. GAAP.

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SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
     This prospectus includes forward-looking statements, principally under the captions “Summary” and “Risk factors.” We have based these forward-looking statements largely on our current beliefs, expectations and projections about future events and financial trends affecting our business. Many important factors, in addition to those discussed elsewhere in this prospectus, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:
➢ changes in general economic, business, political, legal, social or other conditions in Argentina;

➢ inflation;

➢ changes in interest rates and the cost of deposits;

➢ government regulation;

➢ adverse legal or regulatory disputes or proceedings;

➢ credit and other risks of lending, such as increases in defaults by borrowers;

➢ fluctuations and declines in the value of Argentine public debt;

➢ competition in banking, financial services and related industries;

➢ deterioration in regional and national business and economic conditions in Argentina;

➢ fluctuations in the exchange rate of the peso; and

➢ the risk factors discussed under “Risk factors” beginning on page 11.
The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance.

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SUMMARY
Banco Macro S.A.
     Our legal and commercial name is Banco Macro S.A. We are a financial institution incorporated on November 21, 1966 as a sociedad anónima, a stock corporation, duly incorporated under the laws of Argentina for a 99-year period and registered on March 8, 1967 with the Public Registry of Commerce of the City of Buenos Aires, Argentina under Nr. 1154 of Book 2, Volume 75 of sociedades anónimas.
     We are one of the leading banks in Argentina. With the most extensive private-sector branch network in the country, we provide standard banking products and services to a nationwide customer base. We distinguish ourselves from our competitors by our strong financial position and by our focus on low- and middle-income individuals and small and medium-sized businesses, generally located outside of the Buenos Aires metropolitan area. We believe this strategy offers significant opportunity for continued growth in our banking business.
     In general, given the relatively low level of banking intermediation in Argentina currently, there are limited products and services being offered. We are focusing on the overall growth of our loan portfolio by expanding our customer base and encouraging them to make use of our lending products. We have a holistic approach to our banking business; we do not manage the bank by segments or divisions or by customer categories, by products and services, by regions, or by any other segmentation for the purpose of allocating resources and assessing profitability. We have savings and checking accounts, credit and debit cards, consumer finance loans and other credit-related products and transactional services available to our individual customers and small and medium-sized businesses through our branch network. We also offer Plan Sueldo payroll services, lending, corporate credit cards, mortgage finance, transaction processing and foreign exchange. In addition, our Plan Sueldo payroll processing services for private companies and the public sector give us a large and stable customer deposit base.
Our principal executive offices are located at Sarmiento 447, Buenos Aires, Argentina. Our telephone number is (+ 54-11-5222-6500) . Our corporate website is located at http://www.macro.com.ar and is available in Spanish and in English. Information contained on our website or that can be accessed through our website is not incorporated into this prospectus, and investors should not rely on any such information in making the decision whether to purchase the offered securities. Our authorized representative in the United States is Mr. Donald J. Puglisi, Managing Director of Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York, 10011.

THE EXCHANGE OFFER
     On January 29, 2007, we issued US$150.0 million principal amount of Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. This exchange offer relates to the exchange of up to US$150.0 million aggregate principal amount of Registered Notes for an equal aggregate principal amount of Notes. The form and terms of the Registered Notes are the same as the form and terms of the Notes, except that the Registered Notes, having been registered under the Securities Act, and will not contain terms with respect to transfer restrictions. In addition, following completion of this exchange offer, none of the notes will be entitled to the benefits of the registration rights agreement relating to contingent increases in the interest rates applicable to the notes. See “The Exchange Offer—Terms of the Exchange Offer”.

Securities Offered	We are offering up to US$150,000,000 aggregate principal amount of 8.50% Notes Due 2017, or Registered Notes, which have been registered under the Securities Act.

The Exchange Offer	We are exchanging the new 8.50% Notes Due 2017, for a like principal amount of unregistered old 8.50% Notes Due 2017, or Notes. We are offering to exchange the Registered Notes to satisfy our obligations contained in the registration rights agreement entered into when the Notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC.

Resale of the Registered Notes	We believe that you will be allowed to resell the Registered Notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make certain representations. However, if you intend to participate in a distribution of the Registered Notes; are a broker-dealer that acquired the Notes from us in the initial offering with an intent to distribute those Notes and not as a result of market-making activities; or are an “affiliate” of ours as that term is defined in Rule 405 of the Securities Act, you will not be eligible to participate in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your Notes.

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on September 18, 2007 unless it is extended. If you decide to tender your Notes in the exchange offer, you may withdraw them at any time prior to September 18, 2007. If we decide for any reason not to accept any Notes for exchange, your Notes will be returned to you without expense to you promptly after the exchange offer expires. See “The Exchange Offer—Withdrawal of Tenders of Notes.”

Argentine Tax Considerations	After the registration of the Registered Notes under the Securities Act of 1933, holders of the Notes may exchange the Notes for Registered Notes in the exchange offer. This exchange will not constitute a taxable event to Holders for Argentine income tax purposes. See “Taxation—Argentine Tax Considerations” for further details.

United States Federal Income Tax Considerations	Your exchange of Notes for Registered Notes in the exchange offer will not result in any income, gain or loss to you for U.S. federal income tax purposes. See the section of this prospectus entitled “Taxation — Material U.S. Federal Income Tax Considerations” for further details.

Accrued Interest	Interest accrued on the Notes accepted for exchange will not be payable under such Notes but will instead be payable under the Registered Notes for which such Notes were exchanged. Consequently, holders who exchange their Notes for Registered Notes will receive the same interest payment on each interest payment date following the issue of the Registered Notes that they would have received had they not accepted the exchange offer.

Exchange Agent	HSBC Bank USA, National Association

Procedures for Tendering the Notes	Offers to exchange may be submitted only by direct participants in The Depository Trust Company, Inc. (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) (each, a “Direct Participant”) in compliance with applicable law. If you wish to submit Notes pursuant to the exchange offer, you, the custodial entity or direct participant (as the case may be) through which you hold your Notes, as the case may be, must submit, at or prior to 5:00 P.M., New York City time, on the Expiration Date, your offer to exchange Notes, by properly instructing the applicable clearing system (DTC, Euroclear or Clearstream, Luxembourg) in accordance with the procedures and deadlines established by such clearing system. If you do not hold your Notes through an account with DTC, Euroclear or Clearstream, Luxembourg, you must arrange to have your Notes transferred to a DTC, Euroclear or Clearstream, Luxembourg account. Once your Notes have been transferred to a DTC, Euroclear or Clearstream, Luxembourg account, you may then submit the “blocking instructions” as described in “The Exchange Offer—Procedures for Tendering the Notes.”

Special Procedures for Beneficial Owners	If you beneficially own the Notes and you hold those Notes through a broker, dealer, commercial bank, trust company, or other nominee and you want to tender your Notes, you should contact that nominee promptly and instruct it to tender your Notes on your behalf.

Failure to Tender the Notes	If you fail to tender your Notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your Notes or to pay you additional interest. Also, the market liquidity of the Notes may decrease as a result of the exchange offer which could adversely affect their market value. See “Risk Factors—If the exchange offer is completed, the trading market for the Notes exchanged may become illiquid, which may adversely affect the market value of the Notes.”

THE REGISTERED NOTES
     The terms of the Registered Notes and the Notes are identical in all material respects, except that the Registered Notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to Notes do not apply to the Registered Notes.

Issuer	Banco Macro S.A.

Securities	US$ 150,000,000 8.50% Notes Due 2017.

Series No.	2

Specified Currency	U.S. dollars

Interest Rate	The notes will accrue interest at a fixed annual rate equal to 8.50% payable semi-annually in arrears as described in “Description of the Registered Notes—Interest Rate.”

Maturity	February 1, 2017.

Interest Payment Date	Interest on the notes will be payable semiannually on February 1 and August 1 of each year.

Regular Record Dates	January 15 or July 15 immediately preceding the relevant Interest Payment Date

Book-Entry and Form of the Notes	Upon the issuance of a global note, DTC, Euroclear or Clearstream, Luxembourg, as the case may be, will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by such global note. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC and its participants, including Euroclear or Clearstream, Luxembourg, as the case may be (with respect to interests of participants), or by participants or persons that hold through participants (with respect to interests of persons other than participants). The Registered Notes will not be issued in definitive form except under certain limited circumstances described herein. See “Description of Registered Notes—Global Notes.”

Redemption at the Option of the Bank	We may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest on the notes being redeemed (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points (the “Make-Whole

Amount”), plus, in each case, accrued and unpaid interest and any Additional Amounts to the redemption date; provided that, if the notes are not redeemed in whole, at least $50 million aggregate principal amount of notes must remain outstanding immediately after any such partial redemption. See “Description of Registered Notes—Redemption and Repurchase—Optional Redemption.”

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date (i) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC or its affiliates which are primary United States government securities dealers and two other primary United States government securities dealers in New York City reasonably designated by us; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 pm New York City time on the third Business Day preceding such redemption date.

Redemption at the Option of the Bank for Taxation Reasons	We may redeem the notes, in whole but not in part, at any time in the event of certain changes affecting Argentine taxes at a price equal to 100% of the principal amount plus accrued and unpaid interest and any Additional Amounts. In order to exercise this redemption option, we must provide the trustee an officers’ certificate and an opinion of an independent Argentine legal counsel of nationally recognized standing in such tax matters, stating that the conditions set forth in the indenture for such exercise have been met. See “Description of Registered Notes—Redemption and Repurchase—Redemption for Taxation Reasons”.

Negative Pledge	We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (as defined below), except a Permitted Lien (as defined below), upon our or its present or future assets to secure any Indebtedness unless, at the same time or prior thereto, our obligations under the notes and the Indenture, as the case may be, are secured equally and ratably therewith.

“Lien” means any mortgage, charge, security interest, pledge, hypothecation or similar encumbrance.

“Permitted Lien” means: (a) any Lien existing on the date hereof; (b) any landlord’s, workmen’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (excluding, for the avoidance of doubt, Liens in connection with any Indebtedness) that are not overdue for a period of more than 30 days, that are being contested in good faith by appropriate proceedings and that do not materially adversely affect the use of the property to which they relate; (c) any Lien on any asset securing Indebtedness incurred or assumed solely for the purpose of financing all or any part of the cost of acquiring such asset, which Lien attached to such asset concurrently with or within 90 days after the acquisition thereof; (d) any Lien required to be created in connection with: (i) special lines of credit or advances granted to us by or through local or foreign governmental entities (including, without limitation, the Central Bank, Banco de Inversión y Comercio Exterior S.A. (“BICE”), Fondo Fiduciario para la Reconstrucción de Empresas (“FFR”), Seguro de Depósitos S.A. (“SEDESA”) and banks and export credit agencies) or international multilateral lending organizations (including, without limitation, the International Bank for Reconstruction and Development and the Inter-American Development Bank), directly or indirectly, in order to promote or develop the Argentine economy (the “líneas especiales de crédito”); or (ii) rediscount loans (redescuentos) or advances granted by the Central Bank and by other Argentine government entities (including, without limitation, BICE, FFR and SEDESA) in response to circumstances of short-term, extraordinary illiquidity (the “redescuentos” or “adelantos”), each obtained in accordance with the applicable rules and regulations of the Central Bank or such other applicable rules and regulations governing líneas especiales de crédito or redescuentos or adelantos; (e) any Lien on any property existing thereon at the time of acquisition of such property and not created in connection with such acquisition; (f) any Lien securing an extension, renewal or refunding of Indebtedness secured by an Lien referred to in (a), (c), (d) or (e) above, provided that such new Lien is limited to the property which was subject to the prior Lien immediately before such extension, renewal or refunding and provided that the principal amount of Indebtedness secured by the prior Lien immediately before such extension, renewal or refunding is not increased; (g) (i) any inchoate Lien for taxes, assessments or governmental charges or levies not yet due (including any relevant extensions) or (ii) any Lien in the form of a tax or other statutory Lien or any other Lien arising by operation of law, provided further that any such Lien will be discharged within 30 days after the date it is created or arises (unless contested in good faith and for which adequate reserves have been established, in which case it will be discharged within 30 days after final adjudication); or (h) any other Lien on our assets or those of any of our Subsidiaries, provided that on the date of the creation or assumption of such Lien, the Indebtedness secured by such Lien, together with all our and our Subsidiaries’ indebtedness secured by any Lien under this clause, will have an aggregate amount outstanding of no greater than 10% of our total consolidated assets as set forth in our most recent consolidated financial statements.

Defeasance	The defeasance provisions in Article XI of the indenture will apply to the notes.

Additional Issuances	We may from time to time, without the consent of the existing holders of the notes, create and issue additional notes having the same terms and conditions as the notes in all respects, except for Issue Date, Issue Price, the Interest Commencement Date and, if applicable, the first Interest Payment Date. Such additional notes will be consolidated with and will form a single series with the notes. See “Description of Registered Notes—General.”

Additional Amounts	All payments of principal, premium or interest by us in respect of the notes will be made without deduction or withholding for or on account of any present or future taxes, penalties, fines, duties, assessments or other governmental charges imposed or levied by or on behalf of Argentina, or any political subdivision thereof or any authority therein having power to tax, unless we are compelled by law to deduct or withhold such Argentine taxes. In the event that such withholdings or deductions are required by law, we will, subject to certain exceptions, pay such additional amounts to ensure that the holders receive the same amount as the holders would otherwise have received in respect of payments on the notes in the absence of such withholdings or deductions. See “Description of Registered Notes—Additional Amounts.”

Events of Default	The Indenture provides that certain events involving our bankruptcy will constitute “Events of Default” with respect to the notes. Upon the occurrence of any such event involving our bankruptcy, the payment of the principal and accrued interest on the notes will automatically, without any declaration or other act on the part of the Trustee or any holder of the notes, become immediately due and payable.

Listing	The notes are listed on the Luxembourg Stock Exchange. The notes are listed on the Buenos Aires Stock Exchange. The notes are eligible for trading on the MAE.

Denominations	US$100,000 and multiples of US$1,000 in excess thereof.

Value for Purposes of Computing Voting Rights	Each U.S.$1 of face amount of the notes entitles the holder to one vote for purposes of computing voting rights

Trustee, Co-Registrar, Principal Paying Agent and Transfer Agent	HSBC Bank USA, National Association.

Registrar, Paying Agent, Transfer Agent, and Representative of the Trustee in Argentina	HSBC Bank Argentina S.A.

Luxembourg Paying Agent and Transfer Agent	Dexia Banque Internationale à Luxembourg, société anonyme.

Indenture and Form	The notes were issued under an Indenture dated December 18, 2006, by and among us, the Trustee, Co-Registrar, Principal Paying Agent and Transfer Agent and the Registrar, Paying Agent, Transfer Agent and Representative of the Trustee in Argentina establishing the terms of the notes.

Governing Law	The Negotiable Obligations Law establishes the requirements for the notes to qualify as non-convertible obligaciones negociables thereunder, and Argentine laws and regulations will govern our capacity and corporate authorization to execute and deliver the Indenture and to issue, execute and deliver the notes. Argentine laws and regulations will also govern the subordination provisions of the Indenture. All other matters with respect to the Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS
     An investment in the offered securities involves risks. Before making an investment decision to invest in the offered securities, you should carefully consider the specific risk factors described in the documents incorporated by reference and the risk factors described below.
RISKS RELATING TO THE NOTES
The Registered Notes will be effectively subordinated to our secured creditors and our depositors.
     The Registered Notes will rank at least pari passu in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, other than obligations preferred by statute or by operation of law, including, without limitation, tax and labor-related claims and our obligations to depositors.
     In particular, under the Financial Institutions Law, all of our existing and future depositors will have a general priority right over holders of Registered Notes. The Financial Institutions Law provides that in the event of judicial liquidation or insolvency, all depositors would have priority over all of our other creditors (including holders of Registered Notes), except certain labor creditors and secured creditors. Moreover, depositors would have priority over all other creditors, with the exception of certain labor creditors, to funds held by the Argentine Central Bank (Banco Central de la República Argentina or the “Central Bank”) as reserves, any other funds at the time of any revocation of our banking license and proceeds from any mandatory transfer of our assets by the Central Bank.
Exchange controls and restrictions on transfers abroad may impair your ability to receive payments on the notes.
     In 2001 and 2002, Argentina imposed exchange controls and transfer restrictions, substantially limiting the ability of companies to retain foreign currency or make payments abroad. These restrictions have been substantially eased, including those requiring the Central Bank’s prior authorization for the transfer of funds abroad in order to pay principal and interest on debt obligations. However, Argentina may re-impose exchange controls and transfer restrictions in the future, among other things, in response to capital flight or a significant depreciation of the peso. In such event, your ability to receive payments on the notes may be impaired.
We may redeem the Registered Notes prior to maturity.
     The Registered Notes are redeemable at our option, in the event of certain changes in Argentine taxes and the Registered Notes may also be redeemable at our option for any other reason. We may choose to redeem the Registered Notes at times when prevailing interest rates may be relatively low. Accordingly, an investor may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Registered Notes.
As a financial institution, any bankruptcy proceeding against us would be subject to intervention by the Central Bank, which may limit remedies otherwise available and extend the duration of proceedings.
     If we are unable to pay our debts as they come due, the Central Bank would typically intervene by appointing a reviewer, request us to file a reorganization plan, transfer certain of our assets and liabilities and possibly revoke our banking license and file a liquidation petition before a local court. Upon any such intervention, noteholders’ remedies may be restricted and the claims and interests of our depositors and other creditors may be prioritized over those of noteholders. As a result, the noteholders may realize substantially less on their claims than they would in a bankruptcy proceeding in Argentina, the United States or any other country.

Holders of Registered Notes may find it difficult to enforce civil liabilities against us or our directors, officers and controlling persons.
     We are organized under the laws of Argentina and our principal place of business (domicilio social) is in the City of Buenos Aires, Argentina. Most of our directors, officers and controlling persons reside outside the United States. In addition, all or a substantial portion of our assets and their assets are located outside of the United States. As a result, it may be difficult for holders of Registered Notes to effect service of process within the United States on such persons or to enforce judgments against them, including any action based on civil liabilities under the U.S. federal securities laws. Based on the opinion of our Argentine counsel, there is doubt as to the enforceability against such persons in Argentina, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws.
If the exchange offer is completed, the trading market for the Notes exchanged may become illiquid, which may adversely affect the market value of the Notes.
     Notes not exchanged pursuant to the exchange offer will remain outstanding. The exchange offer will reduce the aggregate principal amount of Notes that otherwise might trade in the market, which could adversely affect the liquidity and market value of any Notes not exchanged. See “The Exchange Offer—Consequences of Failure to Exchange.”

EXCHANGE RATES
     On January 7, 2002, the Argentine congress enacted the Public Emergency Law, abandoning over ten years of fixed peso-U.S. dollar parity at Ps.1.00 per US$1.00. After devaluing the peso and setting the official exchange rate at Ps.1.40 per US$1.00, on February 11, 2002, the government allowed the peso to float. The shortage of U.S. dollars and their heightened demand caused the peso to further devalue significantly in the first half of 2002. Since June 30, 2002, the peso has appreciated versus the U.S. dollar from an exchange rate of Ps.3.80 per US$1.00 to an exchange rate of Ps. 3.0748 per US$1.00 at July 31, 2007.
     The following table sets forth the annual high, low, average and period-end exchange rates for the periods indicated, expressed in pesos per U.S. dollar and not adjusted for inflation. There can be no assurance that the peso will not depreciate again in the future, particularly while the restructuring of a substantial portion of Argentina’s foreign debt remains unresolved. The Federal Reserve Bank of New York does not report a noon buying rate for pesos.

	Exchange Rates(1)
	High	Low	Average(2)	Period-end
2002	3.8675	1.0000	2.9785	3.3630
2003	3.3625	2.7485	2.9493	2.9330
2004	3.0718	2.8037	2.9424	2.9738
2005	3.0523	2.8592	2.9230	3.0315
2006	3.1072	3.0305	3.0741	3.0695
February 2007	3.1058	3.0975	3.1026	3.1010
March 2007	3.1060	3.0963	3.1010	3.1007
April 2007	3.1008	3.0808	3.0891	3.0898
May 2007	3.0852	3.0727	3.0800	3.0785
June 2007	3.0932	3.0722	3.0793	3.0908
July 2007	3.0685	3.0748	3.0820	3.0748
2007 through July 2007	3.1068	3.0553	3.0928	3.0748

(1)	Until June 2002, asked closing quotations as quoted by Banco de la Nación Argentina. Since July 2002, the reference exchange rate as published by the Central Bank.

(2)	Based on daily averages.

EXCHANGE CONTROLS
     In 2001 and 2002 and until February 7, 2003, the Central Bank, among other restrictive measures, restricted the transfer of U.S. dollars abroad without its prior approval. In 2003 and 2004, the government substantially eased these restrictions.
     However, in June 2005, the Argentine government imposed certain additional restrictions on inflows and outflows of foreign currency to the Argentine foreign exchange market. New indebtedness and debt refinancings with non-Argentine residents from the private sector entered in the local foreign exchange market must have a term of at least 365 calendar days.
     Additionally, the regulation prohibits the prepayment of such indebtedness before the expiration of such term, irrespective of the payment method and whether or not liquidation includes a foreign exchange trade in the local market. The following transactions are exempted from this restriction: (i) foreign trade financings; (ii) primary debt security issuances through public offerings and listed on self-regulated markets; and (iii) the income of foreign financial indebtedness, provided that (a) the proceeds from the exchange settlement, net of taxes and expenses, are used for the purchase of foreign currency to cancel principal on foreign debt and/or to invest in long term foreign assets; or (b) they are agreed to and settled in an average term of not less than two years, including payments of the principal and interest contemplated in the calculation, and to the extent they are applied to invest in non-financial assets, as defined by the Central Bank.
     As a result, any inflow of funds to the local foreign exchange market arising from, but not limited to: (i) foreign indebtedness, except in the above-mentioned instances; (ii) primary stock issuances of companies residing in Argentina not made pursuant to public offerings and not listed on self-regulated markets, to the extent they do not constitute direct investments; (iii) non-residents’ portfolio investments to hold Argentine currency and assets and liabilities in the financial and non-financial private sector, to the extent that they do not arise from the primary subscription of debt securities issued pursuant to a public offering and listed on a self-regulated market and/or the primary subscription of stock of companies residing in Argentina pursuant to a public offering and listed on a self-regulated market; and (iv) non-residents’ portfolio investments to purchase any right on securities issued by the public sector in the over-the-counter market, must comply with the following requirements, among others:
(1)	fund inflows may only be transferred out of the local foreign exchange market upon the lapse of a term of 365 calendar days as from the date on which the funds entered the country; and

(2)	the placement of a nominative, non-transferable and non-compensated deposit in an amount equal to the 30% of the amount involved in the transaction for a term of 365 calendar days, pursuant to the terms and under the conditions established in the applicable regulations.
     As of the date hereof, original maturity of certain debt securities issued pursuant to a primary public offering and listed on a self-regulated market shall be exempt from the minimum stay period of 365 calendar days for purposes of purchasing foreign currency to repay such debt. These restrictions do not apply to the proceeds received by us from the issuance and sale of notes under this program.

REASONS FOR THE OFFER AND USE OF PROCEEDS
     We will not receive any proceeds from the exchange offer described in this prospectus. This offering is being undertaken to comply with our obligations to register and remove the legends from the Notes we issued January 29, 2007.
RATIO OF EARNINGS TO FIXED CHARGES

As of and for the year ended December 31,
	2002(1)	2003(1)	2004(2)	2005	2006(3)
Under Argentine GAAP
Ratio of earnings to fixed charges (excluding interest on deposits)(4)	2.39x	3.96x	5.69x	3.01x	6.76x

Ratio of earnings to fixed charges (including interest on deposits)(5)	2.19x	2.26x	3.02x	2.14x	2.49x

Under U.S. GAAP
Ratio of earnings to fixed charges (excluding interest on deposits)(4)	—	4.19x	3.45x	4.71x	7.29x

Ratio of earnings to fixed charges (including interest on deposits)(5)	—	2.36x	2.05x	3.10x	2.62x

(1)	Calculated on the basis of amounts expressed in constant pesos as of February 23, 2003.

(2)	Nuevo Banco Suquía consolidated with Banco Macro from December 22, 2004.

(3)	Banco del Tucumán and Nuevo Banco Bisel consolidated with Banco Macro from May 5, 2006 and August 11, 2006, respectively.

(4)	For the purpose of computing the ratio of earnings to fixed charges excluding interest on deposits, earnings consist of income before income taxes plus fixed charges; fixed charges excluding interest on deposits consist of gross interest expense minus interest on deposits.

(5)	For the purpose of computing the ratio of earnings to fixed charges including interest on deposits, earnings consist of income before income taxes plus fixed charges; fixed charges including gross interest on deposits is equal to interest expense.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
     We sold the Notes pursuant to a program agreement dated as of December 11, 2006, among us and Credit Suisse Securities (USA) LLC, Credit Suisse Securities (Europe) Limited, Raymond James & Associates Inc. and Raymond James Argentina Sociedad de Bolsa S.A., and pursuant to a terms agreement dated as of January 23, 2007, among us and Credit Suisse Securities (USA) LLC, Credit Suisse Securities (Europe) Limited, Raymond James & Associates Inc. and Raymond James Argentina Sociedad de Bolsa S.A., to whom we refer in this prospectus as the initial purchasers. The initial purchasers subsequently sold the Notes to “qualified institutional buyers”, as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and to non-U.S. persons pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S.
     As a condition to the initial sale of the Notes, we and the initial purchasers entered into a registration rights agreement dated as of January 29, 2007. Under the registration rights agreement, we agreed to:
•	file a registration statement under the Securities Act with the SEC with respect to the Registered Notes; and

•	cause that registration statement to be declared effective within 315 days after the closing date.
     We agreed to exchange the Registered Notes for all Notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus to all of the beneficial holders known to us. For each Note validly tendered to us pursuant to the exchange offer and not validly withdrawn, the holder will receive a Registered Note having a principal amount equal to that of its tendered Note. We have filed a copy of the registration rights agreement as an exhibit to the registration statement that includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement.
     The term “holder” with respect to the exchange offer means any person in whose name Notes are registered on the register maintained by the registrar, any other person who has obtained a properly completed bond power from the registered holder or any person whose Notes are held of record by The Depository Trust Company, which we refer to as the Depositary or DTC, who desires to deliver the Note by book-entry transfer at DTC.
Resale of the Registered Notes
     We believe that you will be allowed to resell the Registered Notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth below under “—Procedures for Tendering Notes”. However, if you (1) intend to participate in a distribution of the Registered Notes, (2) are a broker-dealer that acquired the Notes from us in the initial offering with an intent to distribute those notes and not as a result of market-making activities or (3) are an “affiliate” of ours as that term is defined in Rule 405 of the Securities Act, you will not be eligible to participate in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.
     We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers similar to ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.
     A broker-dealer that has acquired Notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any Registered Notes it receives for its own account in the exchange offer. This prospectus may be used by such broker-dealer to resell any of its Registered Notes. We have agreed that we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for more information regarding broker-dealers.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not comply with the securities or blue sky laws.
     The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.
Terms of the Exchange Offer
     General. Based on the terms and conditions set forth in this prospectus, we will accept any and all Notes validly tendered and not validly withdrawn on or before the expiration date.
     Subject to the minimum denomination requirements of the Registered Notes, we will issue $1,000 principal amount of Registered Notes in exchange for each $1,000 principal amount of outstanding Notes validly tendered pursuant to the exchange offer and not validly withdrawn on or before the expiration date. Holders may tender some or all of their Notes pursuant to the exchange offer. However, Notes may be tendered only in amounts of $100,000 and integral multiples of $1,000 principal amount.
     The form and terms of the Registered Notes are the same as the form and terms of the Notes except that:
•	the Registered Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer of the Registered Notes; and

•	holders of the Registered Notes will not be entitled to any of the exchange offer provisions under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer, or to the additional interest provisions of the registration rights agreement.
     As of the date of this prospectus, US$150.0 million aggregate principal amount of the Notes are outstanding, all of which are registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have set the close of business on August 17, 2007 as the record date for the exchange offer for purposes of determining the persons to whom we will initially mail this prospectus. There will be no fixed record date for determining holders of the Notes entitled to participate in the exchange offer, and all holders of Notes may tender their Notes.
     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and the related rules and regulations of the SEC. Notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on these Notes will continue to accrue at a rate equal to 8.50% per year.
     We will be deemed to have accepted validly tendered Notes if and when we give written notice of our acceptance to HSBC Bank USA, National Association , which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders of Notes for the purpose of receiving the Registered Notes from us.
     If you validly tender Notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in this prospectus, you will not have to pay transfer taxes for the exchange of Notes. We will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes described under “—Fees and Expenses”.
Expiration Date; Extensions; Amendments
     The “expiration date” means 5:00 p.m., New York City time, on September 18, 2007, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer. We do not currently intend to extend the exchange offer. However, if we elect to extend the exchange offer on one or more occasions, we will not extend the exchange offer for more than an aggregate of 5 days.

     In order to extend the exchange offer, we will:
•	notify the exchange agent of any extension by written communication; and

•	issue a press release or other public announcement, which will report the approximate number of Notes tendered, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
     During any extension of the exchange offer, all Notes previously validly tendered and not validly withdrawn will remain subject to the exchange offer.
     We reserve the right:
•	to delay accepting any Notes;

•	to amend the terms of the exchange offer in compliance with the provisions of the Exchange Act;

•	to extend the exchange offer; or

•	if, in the opinion of our counsel, the consummation of the exchange would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving written notice to the exchange agent.
     Any delay in acceptance, extension, termination, or amendment will be followed as soon as practicable by a press release or other public announcement. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the registered holders of the Notes, and we will extend the exchange offer for a period of time that we will determine to comply with the Exchange Act, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.
     In all cases, issuance of the Registered Notes for Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed book-entry confirmation with an agent’s message. However, we reserve the right to waive any conditions of the exchange offer, which we, in our reasonable discretion, determine are not satisfied, or any defects or irregularities in the tender of Notes. If we do not accept any tendered Notes for any reason set forth in the terms and conditions of the exchange offer or if you submit Notes for a greater principal amount than you want to exchange, we will return the unaccepted or non-exchanged Notes to you, or substitute Notes evidencing the unaccepted or non-exchanged portion, as appropriate. See “—Return of Notes”. We will deliver Registered Notes issued in exchange for Notes validly tendered and accepted for exchange, and we will promptly return any Notes not accepted for exchange for any reason, to the applicable tendering holder.
Interest on the Registered Notes
     Interest on the Registered Notes will be payable on each interest payment date on which the Registered Notes are outstanding. Interest on the Registered Notes will accrue at the fixed rate of 8.50% per annum from the most recent interest payment date to which interest on the Notes has been paid or duly provided for until February 1, 2017(as defined in “Description of the Registered Notes—Interest Rate”). Interest accrued on the Notes accepted for exchange will not be payable under such Notes but will instead be payable under the Registered Notes for which such Notes were exchanged. Consequently, holders who exchange their Notes for Registered Notes will receive the same interest payment on each interest payment date following the issue of the Registered Notes that they would have received had they not accepted the exchange offer.
Procedures for Tendering Notes
     If you wish to exchange your Notes for Registered Notes, you, the custodial entity or direct participant (as the case may be) through which you hold your Notes must submit, at or prior to 5:00 P.M., New York City time, on the Expiration Date, your offer to exchange Notes in the applicable manner described below.

     By submitting an exchange offer with respect to the Notes pursuant to the exchange offer, you are deemed to make certain acknowledgments, representations, warranties and undertakings to us, the exchange agent as set forth under “Holders’ Representations, Warranties and Undertakings.”
     If you hold any Notes through DTC, you must arrange for a direct participant in DTC to submit your exchange offer or tender offer to DTC through DTC’s Automated Tender Offer Program (“ATOP”) and follow the procedure for book-entry transfer set forth below. DTC has confirmed that the exchange offer is eligible for ATOP. Accordingly, a DTC participant whose name appears on a security position listing as the holder of the relevant Notes must electronically transmit its submission of an exchange offer by causing DTC to transfer Notes in the participant’s account to the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the exchange agent.
     The term “Agent’s Message” means a message, transmitted by DTC, received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the terms of the exchange offer (as set forth in this prospectus) and that we may enforce such agreement against such participant. Holders who intend to tender their Notes on the Expiration Date should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.
     Although transfer of the Notes to the exchange agent’s account at DTC may be effected through book-entry at DTC, an Agent’s Message must be transmitted by DTC and received by the exchange agent on or prior to the Expiration Date in order to validly tender your Notes pursuant to the exchange offer.
     Your offer must be submitted through DTC’s ATOP system in accordance with the deadlines and procedures established by DTC, and an Agent’s Message with respect to your exchange offer or tender offer must be received by the exchange agent at or prior to 5:00 P.M., New York City time, on the Expiration Date.
     If you hold your Notes through Euroclear or Clearstream, Luxembourg, you must arrange for a direct participant in Euroclear or Clearstream, Luxembourg, as the case may be, to deliver your exchange offer, which includes “blocking” instructions (as defined below), to Euroclear or Clearstream, Luxembourg in accordance with the procedures and deadlines specified by Euroclear or Clearstream, Luxembourg at or prior to 5:00 P.M., New York City time, on the Expiration Date.
     “Blocking instructions” means:
•	irrevocable instructions to block any attempt to transfer your Notes on or prior to the settlement date;

•	irrevocable instructions to debit your account on the settlement date in respect of all of your Notes upon receipt of an instruction by the exchange agent to receive your Notes for us, and

•	an irrevocable authorization to disclose, to the exchange agent, the identity of the participant account holder and account information;

•	subject to the automatic withdrawal of the irrevocable instruction in the event that the exchange offer is terminated by us and your right to withdraw your offer to exchange or tender prior to 5:00 P.M., New York City time, on the Expiration Date.
     Your exchange offer, which includes your “blocking” instructions, must be delivered and received by Euroclear or Clearstream, Luxembourg in accordance with the procedures established by them and on or prior to the deadlines established by each of those clearing systems. You are responsible for informing yourself of these deadlines and for arranging the due and timely delivery of “blocking” instructions to Euroclear or Clearstream, Luxembourg.

     If you hold your Notes through a custodian, you may not submit an exchange offer directly. You should contact that custodian to submit an exchange offer on your behalf.
     In order to “block” the Notes accepted for exchange, you must instruct the direct participant that holds your Notes at the applicable clearing system to:
•	in the case of DTC, irrevocably deliver such amount of your Notes to the exchange agent’s account at DTC, using DTC’s ATOP system as described above; and

•	in the case of Euroclear or Clearstream, Luxembourg, submit irrevocable “blocking” instructions (defined above) with respect to such amount of your Notes;
     If you do not hold your Notes through an account with DTC, Euroclear or Clearstream, Luxembourg, you must arrange to have your Notes transferred to a DTC, Euroclear or Clearstream, Luxembourg account. Once your Notes have been transferred to a DTC, Euroclear or Clearstream, Luxembourg account, you may then submit the “blocking instructions” as described above.
     You are responsible for arranging the timely delivery of your “blocking” instructions and your offer to exchange.
     None of us or the exchange agent will be responsible for the communication of exchange offers by:
•	holders of Notes to the direct participant in DTC, Euroclear or Clearstream, Luxembourg through which they hold the Notes; or

•	holders of Notes or the direct participant to the exchange agent, DTC, Euroclear or Clearstream, Luxembourg.
     If you hold Notes through a broker, dealer, commercial bank or financial institution, you should consult with that institution as to whether it will charge any service fees.
     We will make the final determination regarding all questions relating to the validity, form and eligibility, including time of receipt of tenders and withdrawals of tendered Notes. Our determination will be final and binding on all parties.
     We reserve the absolute right to reject any and all Notes improperly tendered. We will not accept any Notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities, or conditions of tender as to any particular Note. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of Notes on or before the expiration date. Although we intend to notify holders of defects or irregularities in connection with tenders of Notes, neither we, the exchange agent, nor anyone else will incur any liability for failure to give that notice. Tenders of Notes will be deemed to have been made until any defects or irregularities have been cured or waived. All conditions of the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. We will not waive any condition of the exchange offer with respect to any noteholder unless we waive such condition for all noteholders.
     We have no current plan to acquire, or to file a registration statement to permit resales of any Notes that are not validly tendered pursuant to the exchange offer. However, we reserve the right in our sole discretion to purchase or make offers for any Notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

Holders’ Representations, Warranties and Undertakings
     If you elect to tender Notes in exchange for Registered Notes, you must exchange, assign, and transfer the Notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the tendered Notes, with full power of substitution, among other things, to cause the Notes to be assigned, transferred, and exchanged. By making your exchange offer, you make the representations and warranties set forth below to us. By making the exchange offer, you also promise, upon our request, to execute and deliver any additional documents that we consider necessary to complete the exchange of Notes for Registered Notes.
     Under existing interpretations of the SEC contained in several no-action letters to third parties, we believe that the Registered Notes will be freely transferable by the holders after the exchange offer without further registration under the Securities Act. However, each holder who wishes to exchange its Notes for Registered Notes will be deemed to represent:
•	that the holder has full power and authority to tender, exchange, assign and transfer the Notes tendered;

•	that we will acquire good title to the Notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the Notes;

•	that the holder is acquiring the Registered Notes in the ordinary course of its business;

•	that the holder is not participating in and does not intend to participate in a distribution of the Registered Notes;

•	that the holder has no arrangement or understanding with any person to participate in the distribution of the Registered Notes;

•	that the holder is not an “affiliate”, as defined in Rule 405 under the Securities Act, of us; and

•	that if the holder is a broker-dealer and it will receive Registered Notes for its own account in exchange for Notes that it acquired as a result of market-making activities or other trading activities, it will deliver a prospectus in connection with any resale of the Registered Notes.
     If you cannot make any of these representations, you will not be eligible to participate in the exchange offer, you should not rely on the interpretations of the staff of the SEC in connection with the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.
     Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in deciding whether to participate in the exchange offer.
     We will not receive any proceeds from any sale of Registered Notes by broker-dealers. Registered Notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those Registered Notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the Registered Notes. Any broker-dealer that resells Registered Notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the Registered Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of Registered Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Return of Notes
     If any Notes are not accepted for any reason described in this prospectus, or if Notes are validly withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return the unaccepted, withdrawn, or non-exchanged Notes to you or, in the case of Notes tendered by book-entry transfer, into an account for your benefit at DTC, Euroclear or Clearstream, as the case may be, from whence there were tendered. The Notes will be credited promptly to an account maintained with DTC.
Withdrawal of Tenders of Notes
     Any exchange offer can be withdrawn prior to the expiration of the exchange offer on the Expiration Date by withdrawing the offer to exchange or tender in accordance with the procedures established by, and within the respective deadlines of, DTC, Euroclear or Clearstream, Luxembourg, as the case may be. If we terminate the exchange offer without accepting any exchange offers, all exchange offers shall automatically be deemed to be withdrawn. If we accept any exchange offers, any exchange offers not so accepted shall automatically be deemed to be withdrawn.
Conditions of the Exchange Offer
     Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we may terminate the exchange offer before acceptance of the Notes if in our reasonable judgment:
•	the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding has been instituted or threatened in any court of New York by any governmental agency that might materially impair our ability to proceed with or complete the exchange offer or any material adverse development has occurred with respect to us; or

•	we have not obtained any governmental approval which we deem necessary for the consummation of the exchange offer.
     If we, in our reasonable discretion, determine that any of the above conditions is not satisfied, we may:
•	refuse to accept any Notes and return all tendered Notes to the tendering holders;

•	extend the exchange offer and retain all Notes tendered on or before the expiration date, subject to the holders’ right to withdraw the tender of the Notes; or

•	waive any unsatisfied conditions regarding the exchange offer and accept all properly tendered Notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the Notes, and we will extend the exchange offer for a period of time that we determine to be appropriate, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.
     All conditions to the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. We will not waive any conditions of the exchange offer with respect to any noteholder unless we waive such condition for all noteholders.
     If we fail to consummate the exchange offer or file, have declared effective or keep effective a shelf registration statement within time periods specified by the registration rights agreement, we may be required to pay additional interest in respect of the Notes.

Exchange Agent
     We have appointed HSBC Bank USA, National Association to act as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus should be directed to the exchange agent at the following addresses:

HSBC BANK USA, NATIONAL ASSOCIATION

Information (800) 622-9844

By Registered or Certified Mail:	Regular Mail & Overnight Courier:	In Person by Hand Only:

HSBC Bank USA, National Association	HSBC Bank USA, National Association	HSBC Bank USA, National Association
Corporate Trust & Loan Agency	Corporate Trust & Loan Agency	Corporate Trust & Loan Agency
2 Hanson Place — 14th Floor	2 Hanson Place — 14th Floor	2 Hanson Place — 14th Floor
Brooklyn, New York 11217-1409	Brooklyn, New York 11217-1409	Brooklyn, New York 11217-1409
Attn: Client Services	Attn: Client Services	Attn: Client Services

By Facsimile Transmission:
(718) 488-4488
Fees and Expenses
     We will pay all expenses incurred in connection with the performance of our obligations in the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, and printing costs.
     We will also bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitations may be made by facsimile, telephone, in person by our officers and regular employees or by officers and employees of our affiliates. We will pay no additional compensation to any officers and employees who solicit tenders.
     We have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related, reasonable out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus and related documents.
     We will pay all transfer taxes, if any, applicable to the exchange of the Notes. If, however, Registered Notes, or Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Notes tendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person tendering the Notes. If you do not submit satisfactory evidence of payment of those taxes or exemption from payment of those taxes, we will bill the amount of those transfer taxes directly to you.
Consequences of Failure to Exchange
     Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, Notes may not be offered, sold, pledged or otherwise transferred except:
•	to us or a dealer or by, through or in a transaction approved by a dealer;

•	within the United States to a qualified institutional buyer in a transaction complying with Rule 144A under the Securities Act;

•	in compliance with Rule 903 or 904 under the Securities Act;

•	pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available); or

•	pursuant to an effective registration statement under the Securities Act.
     The liquidity of the Notes could be adversely affected by the exchange offer. See “Risk Factors—If the exchange offer is completed, the trading market for the Notes exchanged may become illiquid, which may adversely affect the market value of the Notes.” Following consummation of the exchange offer, we will not be required to register under the Securities Act any Notes that remain outstanding except in the limited circumstances in which we are obligated to file a shelf registration statement for certain holders of Notes not eligible to participate in the exchange offer pursuant to the registration rights agreement. Interest on any Notes not tendered or otherwise accepted for exchange in the exchange offer will continue to accrue at a rate equal to 8.50% per year.
Accounting Treatment
     For accounting purposes, under U.S. GAAP we will recognize no gain or loss as a result of the exchange offer. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the Notes over the remaining term of the notes.

DESCRIPTION OF REGISTERED NOTES
General
     The Registered Notes are to be issued under an Indenture (the “ Indenture”) entered into on December 18, 2006, by and among us, HSBC Bank USA, National Association, as trustee (in such capacity, the “Trustee”), co-registrar (in such capacity, the “Co-Registrar”), principal paying agent (in such capacity, the “Principal Paying Agent,” and together with any other paying agents under the Indenture, the “Paying Agents”) and transfer agent (in such capacity, a “Transfer Agent,” and together with any other transfer agents under the Indenture, the “Transfer Agents”), and HSBC Bank Argentina S.A., as registrar (in such capacity, the “Registrar”), Paying Agent, Transfer Agent and representative of the Trustee in Argentina (in such capacity, the “Representative of the Trustee in Argentina”). The following summaries of certain provisions of the Indenture and the Registered Notes do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture and the Registered Notes, including the definitions therein of certain terms. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture. The Indenture has been qualified under the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). By its terms, the Indenture incorporates by reference certain provisions of the Trust Indenture Act and the Indenture will be governed by, and subject to, the Trust Indenture Act.
     The Notes were initially issued in an aggregate principal amount of US$150,000,000 and will mature on February 1, 2017 (subject to adjustment if such date is not a Business Day (as defined below)) (the “Stated Maturity”), unless earlier redeemed. We may from time to time, without the consent of the existing Holders, create and issue additional notes having the same terms and conditions as the notes in all respects, except for the issue date, issue price and, if applicable, the date from which interest will accrue or first be paid. Such additional notes will be consolidated with and will form a single series with the notes.
     For so long as the notes are listed on the Luxembourg Stock Exchange and admitted for trading on the EuroMTF, we will also maintain a Paying Agent and Transfer Agent in Luxembourg. We have initially appointed Dexia Banque Internationale, a Luxembourg sociète anonyme, as Luxembourg Paying Agent and Transfer Agent.
Denominations
     The Registered Notes shall be issued in denominations of US$100,000 in principal amount and integral multiples of US$1,000 in excess thereof.
Global Notes
     A global note may not be transferred except as a whole by its Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.
     Upon the issuance of a global note, DTC, Euroclear or Clearstream, Luxembourg, as the case may be, will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of institutions that have accounts with DTC and its participants, including Euroclear or Clearstream, Luxembourg, as the case may be (“participants”). The accounts to be credited shall be designated by the dealers of such notes or by us, if such notes are offered and sold directly by us. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, Euroclear or Clearstream, Luxembourg, as the case may be (with respect to interests of participants), or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global note.

     So long as a Depositary, or its nominee, is the Holder of a global note, such Depositary or its nominee, as the case may be, will be considered the sole registered owner or Holder of the notes represented by such global note for all purposes under the Indenture. Except as set forth below under “—Certificated Notes,” owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of notes of such tranche in definitive form and will not be considered the owners or Holders thereof under the Indenture.
     Payments of principal of and premium (if any) and interest on notes registered in the name of or held by a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner or the Holder of the global note representing such notes. Neither we nor the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
     We expect that DTC, Euroclear or Clearstream, Luxembourg, as the case may be, upon receipt of any payment of principal of or premium (if any) or interest in respect of a global note, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such global note as shown on the records of DTC, Euroclear or Clearstream, Luxembourg, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.
Certificated Notes
     Interests in a global note deposited with DTC or Euroclear and/or Clearstream, Luxembourg will be exchanged for certificated notes only if (i) in the case of a global note deposited with DTC, DTC notifies us and the Trustee that it is unwilling or unable to continue as depositary for such global note or at any time DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depositary so registered is not appointed by us within 90 days of such notice, (ii) in the case of a global note deposited with Euroclear and/or Clearstream, Luxembourg, the clearing system(s) through which it is cleared and settled is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention to cease business permanently or does in fact do so, (iii) an Event of Default has occurred and is continuing or (iv) we in our sole discretion notify the Trustee in writing that certificated notes will be delivered in exchange for such global note.
     Neither the Trustee nor any Transfer Agent will be required to register the transfer or exchange of any certificated notes for a period of 15 days preceding any interest payment date, or register the transfer or exchange of any certificated notes previously called for redemption.
     Certificated notes may be presented for registration of transfer, or for exchange for new certificated notes of authorized denominations, at the corporate trust office of the Trustee in the Borough of Manhattan, New York City, or at the office of any Transfer Agent. Upon the transfer, exchange or replacement of certificated notes bearing a restrictive legend, or upon specific request for removal of such legend, we will deliver only certificated notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to us such satisfactory evidence, which may include an opinion of New York counsel, as may reasonably be required by us, that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. In the case of a transfer of less than the principal amount of any certificated note, a new certificated note will be issued to the transferee in respect of the amount transferred and another certificated note will be issued to the transferor in respect of the portion not transferred. Such certificated notes will be available within three Business Days at the corporate trust office of the Trustee in New York City or at the office of any Transfer Agent.
     No service charge will be made for any registration of transfer or exchange of notes, but we or the Trustee may require payment of a sum sufficient to cover any stamp tax or other governmental duty payable in connection therewith.

Replacement of Notes
     Any notes that become mutilated, destroyed, stolen or lost will be replaced upon delivery to the Trustee of the notes, or delivery to us and the Trustee of evidence of the loss, theft or destruction thereof satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, an indemnity satisfactory to us and the Trustee may be required at the expense of the Holder of such note before a replacement note will be issued. Upon the issuance of any new note, we may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and the expenses of the Trustee, its counsel and its agents) connected therewith.
Status and Ranking
     The notes will qualify as “obligaciones negociables” under the Negotiable Obligations Law and Joint Resolution 470-1738/2004, and will be entitled to the benefits set forth therein and subject to the procedural requirements thereof. In particular, pursuant to Article 29 of the Negotiable Obligations Law, in the event of a default by us in the payment of any amount due under a note, the Holder of such note will be entitled to institute summary judicial proceedings (juicio ejecutivo) in Argentina to recover payment of any such amount.
     In addition, under the Financial Institutions Law, all of our existing and future depositors will have a general priority right over Holders of notes. The Financial Institutions Law provides that in the event of judicial liquidation or insolvency, all depositors, regardless of the type, amount or currency of their deposits, whether individuals or corporations, would have priority over all of our other creditors (including Holders of notes), except certain labor creditors and secured creditors. In addition, depositors would have priority over all other creditors, with the exception of certain labor creditors, to funds held by the Central Bank as reserves, any other funds at the time of any revocation of our banking license and proceeds from any mandatory transfer of our assets by the Central Bank.
Interest Rate
     The Registered Notes will accrue interest at an annual rate of 8.50%. Interest will be payable semi-annually in arrears on February 1 and August 1 of each year (each a “Interest Payment Date”).
     General
     The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any Interest Payment Date is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable.
     The Regular Record Date for each Interest Payment Date will be January 15 or July 15 immediately preceding the relevant Interest Payment Date.
     “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City or the City of Buenos Aires.
Redemption and Repurchase
     Optional Redemption
     We may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest on the notes being redeemed (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points (the “Make-Whole Amount”), plus, in each case, accrued and unpaid interest and any Additional Amounts to the redemption date; provided that, if the notes are not redeemed in whole, at least $50 million aggregate principal amount of notes must remain outstanding immediately after any such partial redemption.
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.
     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.
     “Comparable Treasury Price” means, with respect to any redemption date (i) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
     “Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC or its affiliates which are primary United States government securities dealers and two other primary United States government securities dealers in New York City reasonably designated by us; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.
     “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 pm New York City time on the third Business Day preceding such redemption date.
     Redemption for Taxation Reasons
     The notes may be redeemed at our option in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ written notice (which will be irrevocable) to the Trustee and, if applicable, the CNV, in writing, at the principal amount thereof, together with any accrued but unpaid interest and any Additional Amounts to the date fixed for redemption, if, as a result of any change in, or amendment to, the laws (or any regulations or rulings issued thereunder) of Argentina or any political subdivision of or any taxing authority in Argentina or any change in the application, administration or official interpretation of such laws, regulations or rulings, including, without limitation, the holding of a court of competent jurisdiction, we have or will become obligated to pay Additional Amounts on or in respect of such notes, which change or amendment becomes effective on or after the date of issuance of the notes of such series, and we determine in good faith that such obligation cannot be avoided by our taking reasonable measures available to us. Prior to the distribution of any notice of redemption pursuant to this paragraph, we will deliver to the Trustee a certificate signed by a duly authorized officer stating that we have or will become obligated to pay Additional Amounts as a result of such change or amendment, and that such obligation cannot be avoided by our taking reasonable measures available to us. We will also deliver to the Trustee, prior to the distribution of such notice, an opinion of counsel to the effect that as a result of such change or amendment we will be obligated to pay Additional Amounts. The Trustee will be entitled to accept such certificate as sufficient evidence of the satisfaction of the conditions precedent contained in the second preceding sentence, in which event it will be conclusive and binding on the holders.

     Repurchase of Notes
     We and our Subsidiaries, may at any time purchase or otherwise acquire any notes in the open market or otherwise at any price and may resell or otherwise dispose of such note at any time; provided that in determining at any time whether the holders of the requisite principal amount of the notes outstanding have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, notes then owned by us or any of our Subsidiaries will be disregarded and deemed not outstanding.
Cancellation
     Any notes redeemed in full by us will be immediately canceled and may not be reissued or resold.
Procedure for Payment upon Redemption
     If notice of redemption has been given in the manner set forth in the Indenture, the notes to be redeemed will become due and payable on the redemption date specified in such notice, and upon presentation and surrender of the notes at the place or places specified in such notice, the notes will be paid and redeemed by us at the places and in the manner and currency therein specified and at the redemption price therein specified together with accrued interest and Additional Amounts, if any, to the redemption date. From and after the redemption date, if monies for the redemption of notes called for redemption will have been made available at the corporate trust office of the Trustee for redemption on the redemption date, the notes called for redemption will cease to bear interest and the only right of the Holders of such notes will be to receive payment of the redemption price together with accrued interest and Additional Amounts, if any, to the redemption date as aforesaid.
Additional Amounts
     All payments of principal, premium or interest by us in respect of the notes will be made without deduction or withholding for or on account of any present or future taxes, penalties, fines, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Argentina, or any political subdivision thereof or any authority therein having power to tax (“Argentine Taxes”), unless we are compelled by law to deduct or withhold such Argentine Taxes.
     In any such event, we will pay such additional amounts (“Additional Amounts”) in respect of Argentine Taxes as may be necessary to ensure that the amounts received by Holders of such notes after such withholding or deduction will equal the respective amounts that would have been receivable in respect of such notes in the absence of such withholding or deduction, except that no such Additional Amounts will be payable:
     (1) to or on behalf of a Holder or beneficial owner of a note that is liable for Argentine Taxes in respect of such note by reason of having a present or former connection with Argentina other than merely the holding or owning of such note or the enforcement of rights with respect to such note or the receipt of income or any payments in respect thereof;
     (2) to or on behalf of a Holder or beneficial owner of a note in respect of Argentine Taxes that would not have been imposed but for the failure of the Holder or beneficial owner of a note to comply with any certification, identification, information, documentation or other reporting requirement (within 30 calendar days following a written request from us to the Holder for compliance) if such compliance is required by applicable law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Argentine Taxes;
     (3) to or on behalf of a Holder or beneficial owner of a note in respect of any estate, inheritance, gift, sales, transfer, personal assets or similar tax, assessment or other governmental charge;
     (4) to or on behalf of a Holder or beneficial owner of a note in respect of Argentine Taxes payable otherwise than by withholding from payment of principal of, premium, if any, or interest on the notes;

     (5) to or on behalf of a Holder or beneficial owner of a note in respect of Argentine Taxes that would not have been imposed but for the fact that the Holder presented such note for payment (where presentation is required) more than 30 days after the later of (x) the date on which such payment became due and (y) if the full amount payable has not been received by the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect will have been given to the Holders by the Trustee; or
     (6) any combination of items (1) to (5) above;
nor will Additional Amounts be paid with respect to any payment of the principal of, or any premium or interest on, any notes to any Holder or beneficial owner of a note who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Argentina to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or beneficial owner who would not have been entitled to such Additional Amounts had it been the Holder of such notes.
     We will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of any amounts deducted or withheld promptly upon our payment thereof, and copies of such documentation will be made available by the Trustee to Holders upon written request to the Trustee.
     We will pay promptly when due any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery or registration of each note or any other document or instrument referred to in the Indenture or such note, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside Argentina except those resulting from, or required to be paid in connection with, the enforcement of such note after the occurrence and during the continuance of any Event of Default with respect to the note in default.
Covenants
     For as long as any note is outstanding, we will, and to the extent specified below will cause our Subsidiaries to, comply with the terms of the following covenants.
Ranking
     The notes will constitute our direct, unconditional, unsecured and unsubordinated obligations and will rank at all times at least pari passu in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness (other than obligations preferred by statute or by operation of law, including, without limitation, tax and labor related claims and our obligations to depositors).
Payment of Principal and Interest
     We will duly and punctually pay the principal of and interest and any Additional Amounts on the notes in accordance with the terms of the notes and the Indenture.
Maintenance of Corporate Existence; Properties
     We will, and will cause each of our Subsidiaries to, (a) maintain in effect its corporate existence and all registrations necessary therefor, (b) take all actions to maintain all rights, privileges, titles to property or franchises necessary in the normal conduct of its business and (c) keep all its property used or useful in the conduct of its business in good working order and condition; provided that this covenant will not require us to maintain any such right, privilege, title to property or franchises or to preserve the corporate existence of any Subsidiary, if our Board of Directors determines in good faith that the maintenance or preservation thereof is no longer necessary or desirable in the conduct of our business.

Compliance with Law
     We will, and will cause each of our Subsidiaries to, comply with all applicable laws, rules, regulations, orders and resolutions of each Government Agency (as defined below) having jurisdiction over it or its business except where the failure to so comply would not have a material adverse effect on our and our Subsidiaries’ business, assets, operations or financial condition taken as a whole.
Reports to Trustee
     We will furnish to the Trustee:
     (1) within 120 days after the end of each of our fiscal years (or, if later, the date on which we are required to deliver to the CNV or to the Central Bank financial statements for the relevant fiscal period), a copy of our audited consolidated balance sheet as of the end of such year and our consolidated statements of income and statements of shareholders’ equity and statements of cash flows for such fiscal year, prepared in accordance with Central Bank Rules applied consistently throughout the periods reflected therein (except as otherwise expressly noted therein) and delivered in both the English and Spanish languages;
     (2) within 60 days after the end of the first three fiscal quarters of each of our fiscal years (or, if later, the date on which we are required to deliver to the CNV or to the Central Bank financial statements for the relevant fiscal period), a copy of our unaudited consolidated balance sheet as of the end of each such quarter and our unaudited consolidated statements of income and statements of shareholders’ equity and statements of cash flows for such quarter, prepared in accordance with Central Bank Rules applied consistently throughout the periods reflected therein (except as otherwise expressly noted therein) and delivered in both the English and Spanish languages; and
     (3) within 195 days after the end of each of our fiscal years, an English language version of our annual audited consolidated financial statements prepared in accordance with U.S. GAAP (or, if we are not preparing consolidated financial statements in accordance with U.S. GAAP, a reconciliation of our financial statements described in clause (1) above to U.S. GAAP), together with a “management’s discussion and analysis” thereof, in form and substance to the effect generally required of foreign private issuers subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; provided that, in the event we are no longer required to submit reports to the SEC, we will not be required to provide a reconciliation of our financial statements to U.S. GAAP.
Notice of Default
     We will give written notice to a Responsible Officer of the Trustee, promptly after we become aware thereof, of the occurrence and continuance of any Event of Default, accompanied by an Officer’s Certificate signed by the Chief Executive Officer or Chief Financial Officer of the Bank setting forth the details of such Event of Default and stating what action we propose to take with respect thereto.
Maintenance of Books and Records
     We will maintain books, accounts and records in accordance with the Central Bank Rules and current legal requirements in Argentina.
Further Actions
     We will use our reasonable best efforts to take any action, satisfy any condition or do any thing (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required in accordance with the applicable laws and regulations to be taken, fulfilled or done in order (a) to enable us lawfully to enter into, exercise our rights and perform and comply with our payment obligations under the notes and the Indenture, as the case may be, (b) to ensure that those obligations are legally binding and enforceable, and (c) to make the notes and the Indenture admissible in evidence in the courts of Argentina.
Negative Pledge
     We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (as defined below), except a Permitted Lien (as defined below), upon our or its present or future assets to secure any Indebtedness unless, at the same time or prior thereto, our obligations under the notes and the Indenture, as the case may be, are secured equally and ratably therewith.
Mergers, Consolidations, Sales, Leases
     We will not merge, consolidate or amalgamate with or into, or convey or transfer or lease all or substantially all of our properties and assets, whether in one transaction or a series of transactions, to any Person unless (a) immediately after giving effect to such transaction, no Event of Default will have occurred and be continuing, (b) any Person formed by any such merger, consolidation or amalgamation, or the Person which acquires by conveyance or transfer, or which leases, such properties and assets (the “Successor Person”) (i) is a corporation organized and validly existing under the laws of Argentina, the United States, or any other country that is a member country of the European Union or any political subdivision thereof and (ii) expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, and interest on (including Additional Amounts, if any, that may result due to withholding by any authority having the power to tax to which the Successor Person is or may be subject) all of the notes and all of our other obligations under the notes and the Indenture, (c) the Successor Person agrees to indemnify each Holder against any tax, assessment or governmental charge thereafter imposed on such Holder by a Government Agency solely as a consequence of such consolidation, merger, amalgamation, conveyance, transfer or lease with respect to the payment of principal of, or interest on, the notes and (d) the Successor Person (except in the case of leases), if any, succeeds to and becomes substituted for us with the same effect as if it had been named in the notes as us.
Certain Definitions
     For the purposes of the covenants and the events of default:
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Authorized Person” means any of our officers duly authorized in writing to take actions under the Indenture on our behalf.
     “Capital Stock” means, with respect to any Person, any and all shares, interests, participations, warrants, options, rights or other equivalents of or interests in (however designated and whether voting or non voting) corporate stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation), in each case whether now outstanding or hereafter issued, including any preferred stock.
     “Central Bank Rules” means the accounting rules of the Central Bank as in effect from time to time.
     “Government Agency” means any public legal entity or public agency, created by federal, state or local government, or any other legal entity now existing or hereafter created, or now or hereafter owned or controlled, directly or indirectly, by any public legal entity or public agency, including any central bank.
     “Hedging Obligations” means, with respect to any Person, the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such person against changes in interest rates or foreign exchange rates.
     “Indebtedness” means, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person under any lease that are required to be classified and accounted for as capital lease obligations under the Central Bank Rules; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business); (e) all letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof; (f) guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (a) through (e) above and clause (h) below; (g) all Indebtedness of any other Person of the type referred to in clauses (a) through (f) which is secured by any Lien on any property or asset of such Person; and (h) all obligations due and payable under Hedging Obligations of such Person; provided, however, that the term “Indebtedness” will not include any of the following liabilities or obligations incurred by us or any of our Subsidiaries in the ordinary course of business: (1) any deposits with or funds collected by us or any of our Subsidiaries (but not funds borrowed or raised by us or any of our Subsidiaries), (2) any check, note, certificate of deposit, draft or bill of exchange, issued, accepted or endorsed by us or any of our Subsidiaries, (3) any transaction in which we or any of our Subsidiaries act solely in a fiduciary or agency capacity, (4) any banker’s acceptance, (5) any agreement to purchase or repurchase securities or loans or currency or to participate in loans, and (6) letters of credit to the extent they are issued by us or any of our Subsidiaries.
     “Lien” means any mortgage, charge, security interest, pledge, hypothecation or similar encumbrance.
     “Permitted Lien” means: (a) any Lien existing on the date hereof; (b) any landlord’s, workmen’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (excluding, for the avoidance of doubt, Liens in connection with any Indebtedness) that are not overdue for a period of more than 30 days, that are being contested in good faith by appropriate proceedings and that do not materially adversely affect the use of the property to which they relate; (c) any Lien on any asset securing Indebtedness incurred or assumed solely for the purpose of financing all or any part of the cost of acquiring such asset, which Lien attached to such asset concurrently with or within 90 days after the acquisition thereof; (d) any Lien required to be created in connection with: (i) special lines of credit or advances granted to us by or through local or foreign governmental entities (including, without limitation, the Central Bank, Banco de Inversión y Comercio Exterior S.A. (“BICE”), Fondo Fiduciario para la Reconstrucción de Empresas (“FFR”), Seguro de Depósitos S.A. (“SEDESA”) and banks and export credit agencies) or international multilateral lending organizations (including, without limitation, the International Bank for Reconstruction and Development and the Inter-American Development Bank), directly or indirectly, in order to promote or develop the Argentine economy (the “líneas especiales de crédito”); or (ii) rediscount loans (redescuentos) or advances granted by the Central Bank and by other Argentine government entities (including, without limitation, BICE, FFR and SEDESA) in response to circumstances of short-term, extraordinary illiquidity (the “redescuentos” or “adelantos”), each obtained in accordance with the applicable rules and regulations of the Central Bank or such other applicable rules and regulations governing líneas especiales de crédito or redescuentos or adelantos; (e) any Lien on any property existing thereon at the time of acquisition of such property and not created in connection with such acquisition; (f) any Lien securing an extension, renewal or refunding of Indebtedness secured by an Lien referred to in (a), (c), (d) or (e) above, provided that such new Lien is limited to the property which was subject to the prior Lien immediately before such extension, renewal or refunding and provided that the principal amount of Indebtedness secured by the prior Lien immediately before such extension, renewal or refunding is not increased; (g) (i) any inchoate Lien for taxes, assessments or governmental charges or levies not yet due (including any relevant extensions) or (ii) any Lien in the form of a tax or other statutory Lien or any other Lien arising by operation of law, provided further that any such Lien will be discharged within 30 days after the date it is created or arises (unless contested in good faith and for which adequate reserves have been established, in which case it will be discharged within 30 days after final adjudication); or (h) any other Lien on our assets or those of any of our Subsidiaries, provided that on the date of the creation or assumption of such Lien, the Indebtedness secured by such Lien, together with all our and our Subsidiaries’ indebtedness secured by any Lien under this clause, will have an aggregate amount outstanding of no greater than 10% of our total consolidated assets as set forth in our most recent consolidated financial statements.

     “Person” means any individual, corporation (including a business trust), limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or government or any agency or political subdivision thereof.
     “Significant Subsidiary” means, at any relevant time, any of our Subsidiaries which is a “significant subsidiary” of ours within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
     “Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the Capital Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.
Events of Default
     In case one or more of the following events (each an “Event of Default”) will have occurred and be continuing:
     (i) we fail to pay any principal or interest (or Additional Amounts, if any) on the notes on the date when it becomes due and payable in accordance with the terms thereof, and such failure continues for a period of seven days (in the case of principal) or 14 days (in the case of interest or Additional Amounts, if any);
     (ii) we fail duly to perform or observe any other covenant or obligation applicable to such notes under the Indenture or such notes and such failure continues for a period of 30 days after written notice to that effect is received by us or by us and the Trustee from the Holders of at least 25% in aggregate principal amount of the outstanding notes;
     (iii) we or any of our Subsidiaries fail to pay when outstanding interest due on or principal of any of our or such Subsidiary’s Indebtedness in an aggregate principal amount of at least US$20,000,000 (or the equivalent thereof at the time of determination) and such failure continues after the grace period, if any, applicable thereto; or any other event of default occurs under any agreement or instrument relating to any such Indebtedness in an aggregate principal amount of at least US$20,000,000 (or the equivalent thereof at the time of determination) which results in the acceleration of the maturity thereof;
     (iv) one or more final judgments or decrees for the payment of money in excess of US$20,000,000 (or the equivalent thereof at the time of determination) in the aggregate are rendered against us or any of our Subsidiaries and are not discharged and, in the case of each such judgment or decree, either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 30 days following commencement of such enforcement proceedings or (b) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;
     (v) (a) a court having jurisdiction enters a decree or order for (x) relief in respect of us or any of our Significant Subsidiaries in an involuntary case under the Financial Institutions Law, Argentine Law No. 24,522, as amended (the “Bankruptcy Law”), or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect or (y) appointment of an administrator, receiver, trustee or intervenor for us or any or our Significant Subsidiaries for all or substantially all of the property of us or any or of our Significant Subsidiaries and, in each case, such decree or order remains unstayed and in effect for a period of 60 consecutive days or (b) the Central Bank (x) initiates a proceeding under Section 34, 35 or 35(bis) of the Financial Institutions Law, requesting us or any of our Significant Subsidiaries to submit a plan under such Section, or (y) orders a temporary, total or partial suspension of our or any of our Significant Subsidiaries’ activities pursuant to Article 49 of the charter of the Central Bank;
     (vi) we or any of our Significant Subsidiaries (a) commence a voluntary case under the Financial Institutions Law, the Bankruptcy Law or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) consent to the appointment of or taking possession by an administrator, receiver, trustee or intervenor for us or any of our Significant Subsidiaries for all or substantially all of our or any of our Significant Subsidiaries’ properties or (c) effect any general assignment for the benefit of creditors;
     (vii) a resolution is passed or adopted by our Board of Directors or shareholders, or an order is adopted by the Central Bank, or a ruling or judgment of a governmental entity or court of competent jurisdiction is made, that we be wound up or dissolved (other than pursuant to a merger, consolidation, amalgamation or other transaction otherwise permitted in accordance with the terms of the Indenture as described in “—Mergers, Consolidations, Sales and Leases”);
     (viii) it becomes unlawful for us to perform or comply with any of our payment obligations under the Registered Notes;
     (ix) the Indenture for any reason ceases to be in full force and effect in accordance with its terms, or we deny that we have any further liability or obligation thereunder or in respect thereof; or
     (x) a moratorium is agreed or declared in respect of any of our Indebtedness;
then the Trustee will, upon the request of the Holders of not less than 25% in aggregate principal amount of the notes, by written notice to us declare all the notes then outstanding to be immediately due and payable; provided that in the case of any of the Events of Default described in paragraphs (v), (vi) and (vii) above with respect to us, all notes will, without any notice to us or any other act by the Trustee or any Holder of the notes, become immediately due and payable. In the event an Event of Default set forth in clause (iii) above has occurred and is continuing with respect to the notes of any series, such Event of Default will be automatically rescinded and annulled once the event of default or payment default triggering such Event of Default pursuant to clause (iii) remedied or cured by us and/or the relevant Subsidiary or waived by the Holders of the relevant Indebtedness. No such recission and annulment will affect any subsequent Event of Default or impair any right consequent thereto. Upon any such declaration of acceleration, the principal of the notes so accelerated and the interest accrued thereon and all other amounts payable with respect to such notes will become and be immediately due and payable. If the Event of Default or Events of Default giving rise to any such declaration of acceleration are cured following such declaration, such declaration may be rescinded by the Holders of such notes in the manner set forth in the Indenture.
Meetings, Modification and Waiver
     We and the Trustee may, without the vote or consent of any Holder of Registered Notes, modify or amend the Indenture or the Registered Notes for the purpose of:
•	adding to our covenants such further covenants, restrictions, conditions or provisions as are for the benefit of the Holders of such Registered Notes;

•	surrendering any right or power conferred upon us;

•	securing the Registered Notes pursuant to the requirements thereof or otherwise;

•	evidencing the succession of another person to us and the assumption by any such successor of our covenants and obligations in the Registered Notes and in the Indenture pursuant to any merger, consolidation or sale of assets;

•	establishing the form or terms of any new series of Registered Notes as permitted under the Indenture;

•	complying with any requirement of the CNV in order to effect and maintain the qualification of the Indenture;

•	complying with any requirements of the SEC in order to qualify the Indenture under the Trust Indenture Act;

•	making any modification which is of a minor or technical nature or correcting or supplementing any ambiguous, inconsistent or defective provision contained in the Indenture or in such notes, provided that any such modification, correction or supplement will not adversely affect the interests of the Holders of the Registered Notes; and

•	making any other modification, or granting any waiver or authorization of any breach or proposed breach, of any of the terms and conditions of such Registered Notes or any other provisions of the Indenture in any manner which does not adversely affect the interest of the Holders of the Registered Notes of such series in any material respect.
     Modifications to and amendments of the Indenture and the notes may be made, and future compliance or past default by us may be waived, by us and the Trustee by the adoption of a resolution at a meeting of Holders of notes as set forth below, but no such modification or amendment and no such waiver may, without the unanimous consent of the Holders of all notes adversely affected thereby, (i) extend the due date for the payment of principal of, premium, if any, or any installment of interest on any such note, (ii) reduce the principal amount of, the portion of such principal amount which is payable upon acceleration of the maturity of, the rate of interest on or the premium payable upon redemption of any such note, (iii) reduce our obligation to pay Additional Amounts on any such note, (iv) shorten the period during which we are not permitted to redeem any such note, or permit us to redeem any such note if, prior to such action, we are not permitted to do so, (v) amend the circumstances under which the notes of such series may be redeemed, (vi) change the Specified Currency in which or the required places at which any such note or the premium or interest thereon is payable, (vii) reduce the percentage of the aggregate principal amount of such notes necessary to modify, amend or supplement the Indenture or such notes, or for waiver of compliance with certain provisions thereof or for waiver of certain defaults, (viii) reduce the percentage of aggregate principal amount of outstanding notes required for the adoption of a resolution or the quorum required at any meeting of Holders of such notes at which a resolution is adopted or (ix) modify any provisions of the Indenture relating to meetings of Holders of such notes, modifications or waivers as described above, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each security adversely affected thereby.
     The Indenture contains provisions for convening meetings of Holders of notes to consider matters affecting their interests. A meeting of the Holders of notes may be called by our Board of Directors, our Supervisory Committee, the Trustee or upon the request of the Holders of at least 5% in principal amount of the outstanding notes of such series. If a meeting is held pursuant to the written request of Holders of notes, such meeting will be convened within 40 days from the date such written request is received by us.
     Any such meeting will be held simultaneously in the City of Buenos Aires and New York City by means of telecommunications which permit the participants to hear and speak to each other. Notice of any meeting of Holders of notes (which will include the date, place and time of the meeting, the agenda therefor and the requirements for attendance) will be given as set forth under “—Notices” not less than 10 nor more than 30 days prior to the date fixed for the meeting and will be published for five business days in Argentina in the Official Gazette of Argentina (Boletín Oficial), a newspaper of general circulation in Argentina and the Bulletin of the Buenos Aires Stock Exchange (as long as the notes are listed on the Buenos Aires Stock Exchange). Meetings of Holders may be simultaneously convened for two dates, in case the initial meeting were to be adjourned for lack of quorum. However, for meetings that include in the agenda items requiring unanimous approval by the Holders, notice of a new meeting resulting from adjournment of the initial meeting for lack of quorum will be given not less than eight days prior to the date fixed for such new meeting and will be published for three business days in the Official Gazette of Argentina, a newspaper of general circulation in Argentina and the Bulletin of the Buenos Aires Stock Exchange (as long as the notes are listed on the Buenos Aires Stock Exchange).
     To be entitled to vote at a meeting of Holders, a person shall be (i) a Holder of one or more notes as of the relevant record date or (ii) a person appointed by an instrument in writing as proxy by such a Holder of one or more notes.
     The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the outstanding notes and at any reconvened adjourned meetings will be the person(s) present at such reconvened adjourned meeting. At a meeting or a reconvened adjourned meeting duly convened and at which a quorum is present, any resolution to modify or amend, or to waive compliance with, any provision of the notes of any series (other than the provisions referred to in the fourth preceding paragraph) will be validly passed and decided if approved by the persons entitled to vote a majority in aggregate principal amount of the notes of such series then outstanding represented and voting at the meeting. Any instrument given by or on behalf of any Holder of a note in connection with any consent to any such modification, amendment or waiver will be irrevocable once given and will be conclusive and binding on all subsequent Holders of such note. Any modifications, amendments or waivers to the Indenture or to the notes will be conclusive and binding upon all Holders of notes whether or not they have given such consent or were present at any meeting, and on all notes.
     The Trustee will designate the record date for determining the Holders of notes entitled to vote at any meeting and will provide notice to Holders of notes in the manner set forth in the Indenture. The Holder of a note may, at any meeting of Holders of notes at which such Holder is entitled to vote, cast one vote for each U.S. dollar in principal amount of the notes held by such Holder in which such notes are denominated.
     For purposes of the above, any note authenticated and delivered pursuant to the Indenture will, as of any date of determination, be deemed to be “outstanding,” except:
     (i) notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;
     (ii) notes that have been called for redemption in accordance with their terms or which have become due and payable at maturity or otherwise and with respect to which monies sufficient to pay the principal thereof and any premium, interest, Additional Amounts or other amount thereon have been deposited with the Trustee; or
     (iii) notes in lieu of or in substitution for which other notes have been authenticated and delivered pursuant to the Indenture;
provided, however, that in determining whether the Holders of the requisite principal amount of outstanding notes are present at a meeting of Holders of notes for quorum purposes or have consented to or voted in favor of any notice, consent, waiver, amendment, modification or supplement under the Indenture, notes owned directly or indirectly by us or any of our Affiliates, including any Subsidiary, will be disregarded and deemed not to be outstanding.
     Promptly after the execution by us and the Trustee of any supplement or amendment to the Indenture, we will give notice thereof to the Holders of the notes and, if applicable, to the CNV, setting forth in general terms the substance of such supplement or amendment. If we fail to give such notice to the Holders of the notes within 15 days after the execution of such supplement or amendment, the Trustee will give notice to the Holders at our expense. Any failure by us or the Trustee to give such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such supplement or amendment.
     While the notes are listed on the Luxembourg Stock Exchange for trading on the Luxembourg Stock Exchange, meetings of Holders and notices thereof will also comply with the applicable rules of the EuroMTF.
Enforcement by Holders of Notes
     Except as described in the next paragraph, no Holder of a note will have any right by virtue of or by availing itself of any provision of the Indenture or such note to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or the notes or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (i) such Holder previously has given to the Trustee written notice of a default with respect to the notes, (ii) Holders of not less than 25% in aggregate principal amount of the notes have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee under the Indenture and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (iii) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such action, suit or proceeding and no direction inconsistent with such written request has been given to the Trustee pursuant to the Indenture.
     Notwithstanding any other provision in the Indenture and any provision of any note, the right of any Holder of notes to receive payment of the principal of and interest on such note (including Additional Amounts) on or after the respective due dates expressed in such note, or to institute suit, including a summary proceeding (acción ejecutiva individual) pursuant to Article 29 of the Argentine Negotiable Obligations Law, for the enforcement of any such payment on or after such respective dates, will not be impaired or affected without the consent of such Holder.
     Any beneficial owner of notes represented by a global note will be able to obtain from the relevant depositary, upon request and subject to certain limitations set forth in the Indenture, a certificate representing its interest in the relevant global note in accordance with Argentine Decree No. 677/2001. This certificate will enable such beneficial owner to initiate legal action before any competent court in Argentina, including a summary proceeding, to obtain overdue amounts under the notes.
Defeasance
     We may, at our option, elect to terminate (1) all of our obligations with respect to the notes (“legal defeasance” ), except for certain obligations, including those regarding any trust established for defeasance and obligations relating to the transfer and exchange of the notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of agencies with respect to the notes or (2) our obligations under certain of the covenants in the Indenture, so that any failure to comply with such obligations will not constitute an event of default (“covenant defeasance”). In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the Trustee money or U.S. government obligations, or any combination thereof, in such amounts as will be sufficient to pay the principal, premium, if any, and interest (including Additional Amounts) in respect of the notes then outstanding on the Stated Maturity of the notes, and comply with certain other conditions, including, without limitation, the delivery to the Trustee of an opinion of a nationally recognized counsel in the United States, experienced in such tax matters to the effect that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss under the tax laws of the applicable jurisdictions as well as to other relevant matters.
     If we elect either legal defeasance or covenant defeasance with respect to the notes of a series, we must so elect it with respect to all of the notes of such series.
Repayment of Monies; Prescription
     Any monies deposited with or paid to the Trustee or any Paying Agent for the payment of the principal of or interest or any other amounts payable on or in respect of any note (including Additional Amounts) and not applied but remaining unclaimed for two years after the date upon which such principal or interest or other amounts have become due and payable will, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be repaid to us by the Trustee or such Paying Agent, and the Holder of such note will, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, thereafter look only to us for any payment that such Holder may be entitled to collect, and all liability of the Trustee or any Paying Agent with respect to such monies will thereupon cease.
     All claims against us for payment of principal of or interest or any other amounts payable on or in respect of any note (including Additional Amounts) will prescribe unless made within ten years for principal and four years for interest from the later of (i) the date on which such payment first became due and (ii) if the full amount payable has not been received by the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice has been given to the Holders of the notes by the Trustee that the full amount has been received.
Notices
     Notices to Holders of notes will be deemed to be validly given (i) if sent by first class mail to them (or, in the case of joint Holders, to the first-named in the Register) at their respective addresses as recorded in the Register, and will be deemed to have been validly given on the fourth Business Day after the date of such mailing, and for notices mailed to Holders of notes located in Argentina, upon receipt, (ii) for as long as such notes are listed on the Buenos Aires Stock Exchange and MAE, upon publication in the City of Buenos Aires in the Bulletin of the Buenos Aires Stock Exchange, MAE and in a widely circulated newspaper in Argentina, and (iii) for as long as such notes are listed on the Luxembourg Stock Exchange for trading on the EuroMTF, upon publication in a leading daily newspaper of general circulation in Luxembourg (however, if such publication is not practicable, notice will be considered to be validly given if otherwise made in accordance with the rules of the Luxembourg Stock Exchange). It is expected that notices in Luxembourg will be published in the d’Wort and notices in the City of Buenos Aires will be published in La Nación or El Cronista Comercial. Any such notice will be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the last date on which publication is required and made as so required. In the case of global notes, notices will be sent to DTC, Euroclear or Clearstream, Luxembourg, as the case may be, or their nominees (or any successors), as the Holder thereof, and such clearing agency or agencies will communicate such notices to their participants in accordance with their standard procedures.
     In addition, we will be required to cause all such other publications of such notices as may be required from time to time by applicable Argentine law. Neither the failure to give notice nor any defect in any notice given to any particular Holder of a note will affect the sufficiency of any notice with respect to any other notes.
Judgment Currency Indemnity
     If a judgment or order given or made by any court for the payment of any amount in respect of any note is expressed in a currency (the “judgment currency”) other than the currency (the “denomination currency”) in which such notes are denominated or in which such amount is payable, we will indemnify the relevant Holder against any deficiency arising or resulting from any variation in rates of exchange between the date as of which the amount in the denomination currency is notionally converted into the amount in the judgment currency for the purposes of such judgment or order and the date of actual payment thereof. This indemnity will constitute a separate and independent obligation from the other obligations contained in the terms and conditions of the notes, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant note or under any such judgment or order.
Governing Law, Judgments, Jurisdiction, Service of Process, Waiver of Immunities
     The Indenture and the notes are governed by, and will be construed in accordance with, the law of the State of New York; provided, however, that all matters relating to the due authorization, execution, issuance and delivery of the notes by us, and matters relating to the legal requirements necessary in order for the notes to qualify as “obligaciones negociables” under Argentine law, will be governed by the Negotiable Obligations Law together with Argentine Business Companies Law No. 19,550, as amended and other applicable Argentine laws and regulations.
     We have irrevocably submitted to the non-exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, City and State of New York, any Argentine court sitting in the City of Buenos Aires, including the ordinary courts for commercial matters and the Tribunal de Arbitraje General de la Bolsa de Comercio de Buenos Aires (Permanent Arbitral Tribunal of the Buenos Aires Stock Exchange) under the provisions of Article 38 of Argentine Decree No. 677/2001, and any competent court in the place of our corporate domicile for purposes of any action or proceeding arising out of or related to the Indenture or the notes. We have irrevocably waived, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such a court has been brought in an inconvenient forum. We have also agreed that final judgment in any such action or proceeding brought in such court will be conclusive and binding upon us and may be enforced in any court in the jurisdiction to which we are subject by a suit upon such judgment; provided, however, that service of process is effected upon us in the manner specified in the following paragraph or as otherwise permitted by law.
     As long as any note remains outstanding, we will at all times have an authorized agent in the Borough of Manhattan in the City and State of New York upon whom process may be served in any legal action or proceeding arising out of or relating to the notes or the Indenture. Service of process upon such agent and written notice of such service mailed or delivered to the party being joined in such action or proceeding will, to the extent permitted by law, be deemed in every respect effective service of process upon such party in any such legal action or proceeding. We have appointed CT Corporation System, 111 Eight Avenue, New York, New York 10011 as our agent for service of process in any proceedings in the Borough of Manhattan, City and State of New York.
Trustee
     The notes will be issued in accordance with the Indenture. HSBC Bank USA, National Association has been appointed as the Trustee under the Indenture. The Indenture contains provisions relating to the duties and responsibilities of the Trustee and its obligations to the Holders of the notes.
     The Trustee may resign at any time and the Holders of a majority in aggregate principal amount of the notes may remove the Trustee at any time. If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign in accordance with the Trust Indenture Act. We may remove the Trustee if the Trustee becomes ineligible to serve as Trustee under the terms of the Indenture, becomes incapable of acting as Trustee, or is adjudged insolvent or bankrupt. If the Trustee resigns or is removed, a successor Trustee will be appointed in accordance with the terms of the Indenture. We will give notice of any resignation, termination or appointment of the Trustee to the Holders of the notes and to the CNV.
     In the Indenture, we covenant to indemnify and defend the Trustee for, and to hold it harmless against, any loss, liability or expense (including the reasonable costs and expenses of its counsel) arising out of or in connection with the acceptance or administration of the Indenture or the trusts thereunder and the performance of its duties and the exercise of its rights thereunder, including in each of its capacities thereunder as Co-Registrar, Principal Paying Agent and Transfer Agent, except to the extent such loss, liability or expense is due to its own negligence or willful misconduct.
     The Indenture provides that the Trustee or any affiliate or agent of the Trustee may become the owner or pledgee of securities with the same rights it would have if it were not the Trustee or any agent of the Trustee and may otherwise deal with us and receive, collect, hold and retain collections from us with the same rights it would have if it were not the Trustee or an affiliate or agent. The Trustee and its affiliates and agents are entitled to enter into business transactions with us or any of our affiliates without accounting for any profit resulting from such transactions.
Paying Agents; Transfer Agents; Registrars
     The Registrar, Principal Paying Agent and Transfer Agent for these notes is HSBC Bank USA, National Association. The Registrar, Paying Agent, and Transfer Agent is HSBC Bank Argentina S.A. The Luxembourg Paying Agent and Transfer Agent is Dexia Banque Internationale. We may at any time appoint additional or other Registrars, Paying Agents and Transfer Agents and terminate the appointment thereof; provided, however, that (i) while notes are outstanding, we will maintain a Registrar, a Paying Agent and a Transfer Agent in New York City; (ii) as long as the notes are listed on the Luxembourg Stock Exchange for trading on the Luxembourg Stock Exchange and the rules of the EuroMTF so require, at least one Paying Agent and transfer agent will be located in Luxembourg; and (iii) as long as it is required by Argentine law or by the CNV, we will maintain a Registrar, a Paying Agent and a Transfer Agent in the City of Buenos Aires. In the event required by the Indenture, notice of any resignation, termination or appointment of any Registrar, Paying Agent or Transfer Agent, and of any change in the office through which any Registrar, Paying Agent or Transfer Agent will act, will be promptly given to the Holders of the notes in the manner described under “—Notices” above and to the CNV.
     The Trustee, the Paying Agents, the Transfer Agents, Registrar, Co-Registrar and Exchange Agent make no representation regarding this Prospectus and Registration Statement, any supplement or the matters contained herein or therein.

CLEARING AND SETTLEMENT
     Arrangements have been made with each of DTC, Euroclear and Clearstream, Luxembourg to facilitate the issuance of the Registered Note deposited with, or on behalf of, DTC (“DTC Global Notes”). See “Description of Registered Notes—General—Global Notes.” Transfers within DTC, Euroclear and Clearstream, Luxembourg will be made in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold DTC Global Notes through DTC and investors who hold or will hold DTC Global Notes through Euroclear and/or Clearstream, Luxembourg will be effected in DTC through the respective depositaries of Euroclear and Clearstream, Luxembourg.
DTC
     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (“DTC Participants”) and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, brokers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect DTC Participants”).
     Under the rules, regulations and procedures creating and affecting DTC and its operations (the “Rules”), DTC is required to make book-entry transfers between DTC Participants on whose behalf it acts with respect to the Registered Notes and is required to receive and transmit distributions of principal of and interest on the Registered Notes. DTC Participants and Indirect DTC Participants with which investors have accounts with respect to the Registered Notes similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective investors.
     Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants and certain banks, the ability of a person having a beneficial interest in a Registered Notes held in DTC to transfer or pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest. The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Registered Notes held in DTC to such persons may be limited.
     DTC has advised us that it will take any action permitted to be taken by a holder of Registered Notes (including, without limitation, the presentation of Registered Notes for exchange as described above) only at the direction of one or more participants to whose account with DTC interests in the relevant Registered Notes are credited, and only in respect of such portion of the aggregate principal amount of the Registered Notes as to which such participant or participants has or have given such direction. However, in certain circumstances, DTC will exchange the DTC Global Notes held by it for certificated notes, which it will distribute to its participants and which, if representing interests in the Registered Notes, will be legended. See “Description of Registered Notes—Certificated Notes.”
Euroclear
     Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.
     Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System plc, a U.K. corporation (“Euroclear”). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear. The Euroclear Operator establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants (“Euroclear Participants”) include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the dealers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.
     The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.
     The Terms and Conditions Governing Use of Euroclear (the “Euroclear Terms and Conditions”) and the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:
•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipts of payments with respect to securities in Euroclear.
     All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.
     Distributions with respect to Registered Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.
Clearstream, Luxembourg
     Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), was incorporated as a limited liability company under Luxembourg law. Clearstream, Luxembourg is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.
     Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thus eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.
     As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers (“Clearstream, Luxembourg Participants”) are recognized financial institutions around the world, including agents, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers and banks, and may include the dealers for the Registered Notes. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg. Clearstream, Luxembourg is an indirect participant in DTC.
     Distributions with respect to the Registered Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.
Initial Settlement in Relation to DTC Global Notes
     Upon the issuance of a DTC Global Note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such DTC Global Note to the accounts of persons who have accounts with DTC. Such accounts initially will be designated by or on behalf of the relevant dealer or us, in the case of a Registered Notes sold directly by us. Ownership of beneficial interests in a DTC Global Note will be limited to DTC Participants, including Euroclear and Clearstream, Luxembourg, or Indirect DTC Participants. Ownership of beneficial interests in DTC Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to interests of Indirect DTC Participants).
     Euroclear and Clearstream, Luxembourg will hold omnibus positions on behalf of their participants through customers’ securities accounts for Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such positions in customers’ securities accounts in such depositaries’ names on the books of DTC.
     Investors that hold their interests in a DTC Global Note through DTC will follow the settlement practices applicable to global bond issues. Investors’ securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.
     Investors that hold their interests in a DTC Global Note through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. The interests will be credited to the securities custody accounts on the settlement date against payment in same-day funds.
Secondary Market Trading in Relation to DTC Global Notes
     Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and the seller’s accounts are located to ensure that settlement can be made on the desired value date. Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the following procedures in order to facilitate transfers of interests among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee, the Registrar, the Co-Registrar or any Paying Agent or Transfer Agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Trading between DTC Participants
     Secondary market trading between DTC Participants will be settled using the procedures applicable to global bond issues in same-day funds.
Trading between Euroclear and/or Clearstream, Luxembourg Participants
     Secondary market trading between Euroclear Participants and/or Clearstream, Luxembourg Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Trading between DTC Sellers and Euroclear or Clearstream, Luxembourg Purchasers
     When interests are to be transferred from the account of a DTC Participant to the account of a Euroclear Participant or a Clearstream, Luxembourg Participant, the purchaser will send instructions to Euroclear or Clearstream, Luxembourg through a Euroclear Participant or a Clearstream, Luxembourg Participant, as the case may be, at least one business day prior to settlement. The Euroclear Operator or Clearstream, Luxembourg will instruct its respective depositary to receive such interest against payment. Payment will then be made by the depositary to the DTC Participant’s account against delivery of the interest in the DTC Global Note. After settlement has been completed, the interest will be credited to the respective clearing system, and by the clearing system, in accordance with its usual procedures, to the Euroclear Participant’s or Clearstream, Luxembourg Participant’s account. The securities credit will appear the next day (European time), and the cash debit will be back-valued to, and the interest on the DTC Global Note will accrue from, the value date (which would be the preceding day, when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Euroclear or Clearstream, Luxembourg cash debit will be valued instead as of the actual settlement date.
     Euroclear Participants and Clearstream, Luxembourg Participants will need to make available to the relevant clearing system the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on-hand or existing lines of credit, as such Participants would for any settlement occurring with Euroclear or Clearstream, Luxembourg. Under this approach, such Participants may take on credit exposure to the Euroclear Operator or Clearstream, Luxembourg until the interests in the relevant DTC Global Note are credited to their accounts one day later.
     As an alternative, if the Euroclear Operator or Clearstream, Luxembourg has extended a line of credit to a Euroclear Participant or a Clearstream, Luxembourg Participant, as the case may be, such Participant may elect not to preposition funds and allow the credit line to be drawn upon to finance settlement. Under this procedure, Euroclear Participants or Clearstream, Luxembourg Participants purchasing interests in a DTC Global Note would incur overdraft charges for one day, assuming they cleared the overdraft when the interests in the relevant DTC Global Note were credited to their accounts. However, interest on the relevant DTC Global Note would accrue from the value date. Therefore, in many cases the investment income on the interest in the relevant DTC Global Note earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Participant’s particular cost of funds.
     Since settlement takes place during New York business hours, DTC Participants can employ their usual procedures for transferring global bonds to the respective depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear Participants or Clearstream, Luxembourg Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to DTC Participants, a cross-market sale transaction will settle no differently from a trade between two DTC Participants.
Trading between Euroclear or Clearstream, Luxembourg Sellers and DTC Purchasers
     Due to time zone differences in their favor, Euroclear Participants and Clearstream, Luxembourg Participants may employ their customary procedures for transactions in which interests in a DTC Global Note are to be transferred by the relevant clearing system, through its respective depositary, to a DTC Participant at least one business day prior to settlement. In these cases, Euroclear or Clearstream, Luxembourg will instruct its respective depositary to deliver the interest in the relevant DTC Global Note to the DTC Participant’s account against payment. The payment will then be reflected in the account of the Euroclear Participant or Clearstream, Luxembourg Participant the following day, and receipt of the cash proceeds in the Euroclear Participant’s or Clearstream, Luxembourg Participant’s account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York City). Should the Euroclear Participant or Clearstream, Luxembourg Participant have a line of credit in its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Euroclear Participant’s or Clearstream, Luxembourg Participant’s account would instead be valued as of the actual settlement date.

     Finally, day traders that use Euroclear or Clearstream, Luxembourg to purchase interests in a DTC Global Note from DTC Participants for delivery to Euroclear Participants or Clearstream, Luxembourg Participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:
•	borrowing through Euroclear or Clearstream, Luxembourg for one day (until the purchase side of the day trade is reflected in their Euroclear or Clearstream, Luxembourg accounts) in accordance with the clearing system’s customary procedures;

•	borrowing the interests in the DTC Global Note in the United States from a DTC Participant no later than one day prior to settlement, which would give sufficient time for the Registered Notes to be reflected in their Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•	staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Euroclear Participant or Clearstream, Luxembourg Participant.

TAXATION
Argentine Tax Considerations
The following summary is based upon tax laws of Argentina as in effect on the date of this prospectus and is subject to any change in Argentine law that may come into effect after such date. Prospective holders of the Registered Notes are advised to consult their own tax advisers as to the consequences under the tax laws of the country of which they are residents of an exchange of the Notes for the Registered Notes.
Exchange of Notes for Registered Notes in the Exchange Offer
     After the registration of the Registered Notes under the Securities Act of 1933, Holders of the Notes may change the Notes for Registered Notes in the exchange offer. This exchange will not constitute a taxable event to Holders for Argentine income tax purposes.
Income Tax
Interest
     Except as described below, interest payments on the notes (including original issue discount, if any) will be exempt from Argentine income tax, provided that the notes are issued in accordance with the Negotiable Obligations Law, and qualify for tax exempt treatment under Article 36 of such law. Under Article 36, interest on the notes shall be exempt if the following conditions (the “Article 36 Conditions”) are satisfied:
(a)	the notes must be placed through a public offering authorized by the CNV in compliance with Joint Resolution 470-1738/2004;

(b)	the proceeds of the issue of such notes must be, pursuant to corporate resolutions authorizing the offering, applied either to (i) investments in tangible assets in Argentina, (ii) working capital in Argentina, (iii) refinancing of debt, whether at its original maturity or prior to such maturity, (iv) capital contributions to controlled or affiliated corporations, provided that such corporations use the proceeds of such contributions for the purposes set forth in (i), (ii) or (iii) above or (v) making loans in accordance with Central Bank regulations; and

(c)	we must provide evidence to the CNV in the time and manner prescribed by regulations that the proceeds of the issue have been used for the purposes described in section (b).
     Resolution 470-1738/2004 provides, to a certain extent, interpretation of “public offering tax exemption” which, until the date of its issuance, had not been clearly construed by the Argentine Tax Authority. Although the interpretation of the Resolution 470-1738/2004 is not free from doubt given its recent issuance, many of the matters concerning such concept have been clarified by it. The main points of the Joint Resolution 470-1738/2004 are as follows:
(a)	Whether a securities offering is a “public offering placement” is exclusively to be construed under Argentine law (Article 16 of the Argentine Public Offering Law). Under the Argentine Public Offering Law notes offered to qualified institutional buyers under Rule 144A or offered pursuant to Regulation S can be made under the concept of a public offering set forth by such law.

(b)	Public offering efforts should be properly carried out and documentation of such efforts should be kept by the issuer. Notes will not be considered tax exempt by virtue of the authorization of the CNV to conduct a public offering.

(c)	Public offering efforts may be made not only in Argentina but also abroad.

(d)	Offerings may be made to the “general public” or to a “specified group of investors” (such as qualified institutional buyers).

(e)	The offering may be underwritten pursuant to an “underwriting agreement”. The notes placed pursuant to such agreement will be considered placed by means of a public offering to the extent that the underwriter effectively carries out public offering efforts in accordance with the Argentine Public Offering Law.

(f)	The refinancing of “bridge loans” is an accepted use of proceeds from the offering.
     Accordingly, we must undertake that each series of notes will be issued in compliance with the Article 36 Conditions and placed by means of a public offering as defined in the Joint Resolution 470-1738/2004. CNV has authorized the establishment of this program, pursuant to Resolution No. 15480 dated September 28, 2006. For that purpose, after the issue of a series of notes, we must file with the CNV the documents required by Resolution No. 368/01 of the CNV, as amended, and Joint Resolution 470-1738/2004. Upon approval by the CNV of such filing, and provided that Article 36 Conditions are met, the notes will qualify for the tax-exempt treatment set forth under Articles 36 and 36bis of the Negotiable Obligations Law.
     However, in accordance with Article 38 of the Negotiable Obligations Law, if we are subsequently found to have violated or not complied with the Article 36 Conditions, the responsibility for payment of the taxes from which the holders of the notes would have been exempt otherwise will rest on us. Consequently, the specified exemptions will benefit the holders of the notes regardless of any subsequent violation or non-compliance by us, and holders of the notes will be entitled to receive the full amount due as if no withholding had been required. See also “Description of Registered Notes—Additional Amounts”.
     According to Decree No. 1,076 of July 2, 1992, as amended by Decree No. 1,157 of July 10, 1992, ratified by Argentine Law No. 24,307 of December 30, 1993 (“Decree No. 1,076”), taxpayers subject to the tax adjustment for inflation rules pursuant to Title VI of the Income Tax Law (“ITL”) (in general, entities organized or incorporated under Argentine law, Argentine branches of foreign entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina) (“Argentine entities”) do not enjoy the aforementioned exemption under Article 36 of the Negotiable Obligations Law. As a result thereof, payments of interest on the notes to Argentine entities are subject to income tax in Argentina at a rate of 35%.
     Although in certain cases payments of interest to Argentine entities (except to financial entities subject to the Financial Institutions Law) are also subject to a 35% withholding tax on account of the income tax mentioned above, when the debtor is a bank such withholding tax should not be applicable (Article 81 of the ITL). In addition, the regime established by the Argentine Tax Authority through General Resolution No. 830 provides for withholdings of 3% or 10%, depending on whether the beneficiary shall or shall not be registered as an income tax taxpayer, respectively, on certain interest amounts, regardless of its denomination or means of payments. That withholding shall be considered as a payment on account of the income tax of the bondholder and shall become due unless the beneficiary alleges the occurrence of any exemption event and provided that such events shall be evidenced by means of any of the formal requirements established by the tax authority. In principle, such withholding does not apply to interest payments on the notes. However, no assurance may be given that the Argentine Tax Authority may not successfully allege its applicability.
     Argentine law generally provides that tax exemptions do not apply when, as a result of the application of an exemption, revenue that would have been collected by the Argentine tax authority would be collected instead by a foreign tax authority (Articles 21 of the Income Tax Law and 106 of the Argentine Federal Tax Procedure Law).
     This principle, however, does not apply to holders who are foreign beneficiaries. Therefore, the exemption established under Article 36 of the Negotiable Obligations Law is applicable only to: (i) individuals (including undivided estates) residing in Argentina and (ii) foreign beneficiaries (either individuals or entities).

Capital Gain
     If the Article 36 Conditions are fully complied with, resident and non-resident individuals and foreign entities without a permanent establishment in Argentina are not subject to taxation on capital gains derived from the sale or other disposition of the notes. As a result of the Decree No. 1076, Argentine entities are subject to the payment of income tax at a rate of 35% on capital gains derived from the sale or other disposition of the notes as prescribed by Argentine tax regulations.
Value Added Tax
     To the extent that the Article 36 Conditions are fulfilled, any financial transaction and operation related to the issuance, placement, purchase, transfer, payment of principal and/or interest or redemption of the notes will be exempted from value added tax.
Personal Assets Tax
     Individuals domiciled and undivided estates located in Argentina or abroad must include securities, such as the notes, in order to determine their tax liability for the Personal Assets Tax (“PAT”). This tax levies certain taxable assets held at December 31 of each year, at the rate of (i) 0.50% for those individuals domiciled and undivided estates located in Argentina whose assets subject to the tax do not exceed an aggregate amount of Ps.302,300; or (ii) 0.75% for those individuals domiciled and undivided estates located in Argentina whose assets subject to the tax exceed an aggregate amount of Ps.302,300, and for those non resident individuals and undivided estates located outside Argentina. The tax is applicable on the market value of the notes (or the acquisition costs plus accrued interest in the case of unlisted notes) at December 31 of each calendar year.
     There is a non taxable amount of Ps.102,300 in respect of individuals domiciled and undivided estates located in Argentina. In respect of individuals domiciled or undivided estates located abroad, the PAT is not required to be paid if the amount of such tax is equal or less than Ps.255.75. Although securities, such as the notes, owned by individuals domiciled or undivided estates located outside Argentina would be technically subject to the PAT, according to the provisions of Decree No. 127/96, a procedure for the collection of such tax has not been established in respect of such securities.
     Under certain circumstances, assets held by companies or other entities domiciled or incorporated abroad (offshore entities, other than insurance companies, open-end investment funds, pension funds and banks or financial entities whose head offices are incorporated in a country whose Central Bank or equivalent authority has adopted the international standards of supervision established by the Basel Committee) are presumed to be owned by individuals or undivided estates domiciled or incorporated in Argentina and, consequently, are subject to the PAT at an aggregate rate of 1.5%. Notwithstanding, Decree No. 812/1996, dated July 24, 1996, establishes that the legal presumption discussed above shall not apply to shares and debt-related private securities, such as the notes, whose public offering has been authorized by the CNV and which are tradable on the stock exchanges located in Argentina or abroad.
     In order to ensure that this legal presumption will not apply and, correspondingly, that we will not be liable as a Substitute Obligor in respect of the notes, we will keep in our records a duly certified copy of the CNV resolution authorizing the public offering of the shares or debt-related private securities and evidence verifying that such certificate or authorization was effective as of December 31 of the year in which the tax liability occurred, as required by Resolution N° 4,203 of the Argentine Tax Authority.
Tax on Presumed Minimum Income
     The tax on minimum presumed income (the “PMIT”) is levied on the potential income from the ownership of certain income-generating assets. Corporations domiciled in Argentina, among others, are subject to the tax at the rate of 1.0% (0.20% in the case of local financial entities, leasing entities or insurance entities) applicable over the total value of assets, including the notes, above an aggregate amount of Ps.200,000. The tax basis shall be the fair market value if the notes are listed in a self regulated securities exchange market, and the adjusted acquisition cost if they are not. This tax will only be owed if the income tax determined for any fiscal year does not equal or exceed the amount owed under the PMIT. In such case, only the difference between the PMIT determined for such fiscal year and the income tax determined for the same fiscal year shall be paid. Any PMIT paid will be applied as a credit toward income tax owed in the immediately following ten fiscal years.
Tax on Debits and Credits on Bank Accounts
     Law No. 25,413 (published in the Official Gazette of Argentina on March 26th, 2001), as amended, establishes, with certain exceptions, a tax levied on debits and credits on checking accounts maintained at financial institutions located in Argentina and on other transactions that are used as a substitute for the use of checking accounts. The general tax rate is 0.6% for each debit and credit (although in certain cases an increased rate of 1.2% and a reduced rate of 0.075% may apply).
     Pursuant to Decree No. 534/2004 (published in the Official Gazette of Argentina on May 3, 2004), 34.0% of the tax paid on credits levied at the 0.6% tax rate and 17.0% of the tax paid on transactions levied at the 1.2% tax rate will be considered (subject to periodical revision by the government) as a payment on account of income taxes and taxes on presumed minimum income.
     The credit of such amounts as a payment on account will be carried out, with no distinction, against income tax and/or PMIT. The exceeding amount will not be subject to compensation with other taxes or transfer in favor of third parties, being able to be transferred, to its exhaustion, to other fiscal periods of the above-mentioned taxes.
Turnover Tax
     Any investors regularly engaged in activities, or presumed to be engaged in activities, in any jurisdiction where they receive revenues from interest arising from holding notes, or from their sale or conveyance, could be subject to the turnover tax at rates that vary according to the specific laws of each Argentine province, unless an exemption applies.
     Article 136, item (1) of the Tax Code of the City of Buenos Aires establishes that the income resulting from any transaction in respect of notes issued pursuant to the Negotiable Obligations Law (such as interest income and the purchase value in the event of conveyance) is exempted from the turnover tax. Although the Tax Code of the City of Buenos Aires does not require the fulfillment of the conditions under Article 36 of the Negotiable Obligations Law, the local tax authority of such jurisdiction recently issued a Resolution No. 1494/05 in which it considers that this exemption from the turnover tax only applies when the notes fulfill the conditions under Article 36 of the Negotiable Obligations Law.
     Article 180, item (c) of the Tax Code of the Province of Buenos Aires establishes that income resulting from any transaction on notes issued pursuant to the Negotiable Obligations Law and Law No. 23,962, as amended, (such as interest income and the purchase value in the event of conveyance) is exempted from the turnover tax to the extent the income tax exemption applies.
Stamp and Transfer Taxes
     Pursuant to Article 35 of the Negotiable Obligations Law, resolutions, agreements and transactions related to the issuance, subscription, placement and transfer of the notes are exempted from Argentine stamp tax.
     The acts, contracts and transactions related to the issuance, subscription, placement and transfer of the exchange notes shall not be subject to stamp taxes in the City of Buenos Aires.
     No Argentine transfer taxes are applicable on the sale or transfer of the notes.
Court Tax
     In the event that it becomes necessary to institute enforcement proceedings in relation to the notes in Argentina, a court tax (currently at a rate of 3.0%) will be imposed on the amount of any claim brought before the Argentine courts sitting in the City of Buenos Aires.

     The City of Buenos Aires imposes a special contribution to the Lawyers Social Security System (“CASSABA Contribution”), in addition to the court tax of 3.0%, on any claim brought before the Argentine courts sitting in the City of Buenos Aires. The CASSABA Contribution will be equal to 3.0% of the amount of the court tax imposed as result of the claim.
Tax Treaties
     Argentina has entered into tax treaties with several countries. There is currently no tax treaty in force between Argentina and the United States.
Material U.S. Federal Income Tax Considerations
     The following discussion is a general summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes and the Registered Notes received in exchange therefor. This discussion only applies to Notes and Registered Notes that are held as capital assets by “U.S. Holders” (as defined below). This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to U.S. Holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, tax-exempt entities, dealers and traders in securities or currencies, persons holding the Notes or Registered Notes as part of a hedge, straddle or other integrated transaction or persons having a functional currency other than the U.S. dollar. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements of the IRS, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.
     As used herein, the term “U.S. Holder” means a beneficial owner of Notes or Registered Notes that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes. The U.S. federal income tax treatment of a partner in a partnership that holds Notes or Registered Notes will depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Notes or Registered Notes should consult their tax advisors concerning the U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes or Registered Notes by the partnership.
     THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING THE NOTES OR REGISTERED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.
     Exchange of Notes for Registered Notes in the Exchange Offer
     The exchange of the Notes for Registered Notes in the exchange offer will not constitute a taxable event to U.S. Holders for U.S. federal income tax purposes. Consequently, a U.S. Holder will not recognize gain or loss upon the exchange of a Note for a Registered Note, the U.S. Holder’s adjusted tax basis in the Registered Note immediately after the exchange will be the same as its adjusted tax basis in the corresponding Note immediately before the exchange, and the U.S. Holder’s holding period in the Registered Note will include the holding period in the Note exchanged therefor.

     Payments of Interest
     Stated interest on a Registered Note, other than interest that is not “qualified stated interest,” generally will be taxable to a U.S. Holder as ordinary income at the time that such interest is received or accrued, depending on the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. For this purpose, a “qualified stated interest” payment is generally any one of a series of stated interest payments on a Note or Registered Note that is unconditionally payable in cash or property, other than additional debt instruments of ours, at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) or a variable rate. Interest paid by us on the Registered Notes generally will constitute qualified stated interest and will be income from sources outside the United States.
     Bond Premium
     A U.S. Holder that purchased a Note for an amount in excess of the sum of all amounts payable on the Note after the acquisition date other than qualified stated interest payments (as defined above under “Payments of Interest”), may elect to treat the excess as “amortizable bond premium,” in which case the amount required to be included in the U.S. Holder’s gross income each year with respect to interest on the Registered Note will be reduced by the amount of amortizable bond premium allocable (based on the Registered Note’s yield to maturity) to that year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from gross income for U.S. federal income tax purposes) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the IRS.
     Market Discount
     A U.S. Holder that purchased a Note for an amount that was less than the Note’s “stated redemption price at maturity” by more than a de minimis amount will be treated as having purchased a Note at a market discount. For this purpose, the “stated redemption price at maturity” of a Note is generally equal to the total of all payments provided by the Note that are not payments of qualified stated interest. In general, any gain recognized on the maturity or disposition of (including any partial principal payment on) a Registered Note, for which the related Note was purchased with market discount (a “Market Discount Note”), and possibly gain realized in certain non-recognition transactions, will be taxable as ordinary income to the extent that the gain does not exceed the accrued market discount on the note. Alternatively, a U.S. Holder of a Market Discount Note may elect to accrue market discount into gross income currently over the life of the note. This election shall apply to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. A U.S. Holder of a Market Discount Note that does not elect to include market discount in gross income currently will generally be required to defer deductions for interest on borrowings incurred to purchase or carry a Market Discount Note that is in excess of the interest on the note includible in the U.S. Holder’s gross income, to the extent that this excess interest expense does not exceed the portion of the market discount allocable to the days on which the Market Discount Note was held by the U.S. Holder.
     Under current law, market discount will accrue on a straight-line basis unless the U.S. Holder elects to accrue the market discount on a constant-yield method. This election applies only to the Market Discount Note with respect to which it is made and is irrevocable.
     Fungible Issue
     We may in some circumstances, without the consent of the holders of outstanding Registered Notes, issue additional notes with identical terms. These additional notes, even if treated for non-tax purposes as part of the same series as the original Notes and Registered Notes, in some cases may be treated as a separate issue for U.S. federal income tax purposes. In such a case, the additional notes may be considered to have been issued with “original issue discount” even if the original Notes and Registered Notes had no original issue discount, or the additional notes may have a greater amount of original issue discount than the original Notes and Registered Notes. These differences may affect the market value of the original Notes and Registered Notes even if the additional notes are not otherwise distinguishable from the original Notes and Registered Notes.

     Effect of Argentine Withholding Taxes
     As discussed in “Taxation—Argentine Tax Considerations” in this prospectus, payments of interest in respect of the Registered Notes may be subject to Argentine withholding taxes in certain circumstances. If so, as discussed under “Description of the Registered Notes—Additional Amounts,” we may become liable for the payment of additional amounts to U.S. Holders so that U.S. Holders receive the same amounts they would have received had no Argentine withholding taxes been imposed. For U.S. federal income tax purposes, U.S. Holders would be treated as having actually received the amount of Argentine taxes withheld by us (as well as the additional amounts paid by us in respect thereof) with respect to a Registered Note, and as then having actually paid over the withheld taxes to the Argentine taxing authorities. As a result, the amount of interest income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of interest may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from us with respect to the payment.
     Subject to certain limitations, a U.S. Holder generally will be entitled to a credit against its U.S. federal income tax liability for Argentine income taxes, if any, withheld by us. Alternatively, a U.S. Holder may elect to deduct such Argentine income taxes when computing its U.S. federal taxable income, provided that such U.S. Holder elects to deduct (rather than credit) all foreign income taxes paid or accrued for the taxable year. For purposes of the foreign tax credit limitation, foreign source income is classified in one of several “baskets,” and the credit for foreign taxes on income in any basket is limited to U.S. federal income tax allocable to such income. In taxable years beginning before January 1, 2007, interest generally will constitute foreign source income in the “high withholding tax interest” basket if the Registered Notes are subject to Argentine withholding tax at a rate of 5.0% or higher. If the Registered Notes are not subject to such a withholding tax, or in any case in taxable years beginning after December 31, 2006, interest in respect of the Registered Notes generally will be in the “passive income” basket.
     In certain circumstances, a U.S. Holder may be unable to claim foreign tax credits (and may instead be allowed deductions) for foreign income taxes imposed on a payment of interest if the U.S. Holder has not held the Registered Notes or related Notes, in the aggregate, for at least 16 days during the 31 day period beginning on the date that is 15 days before the date on which the right to receive the payment arises. Thus a U.S. Holder may be limited in its ability to credit or deduct in full the Argentine income taxes in the year those taxes are actually withheld by us. Prospective purchasers should consult their tax advisors concerning the U.S. foreign tax credit implications of the payment of any Argentine income taxes.
     Sale, Exchange, Redemption or Retirement of the Registered Notes
     Upon the sale, exchange, redemption or retirement of a Registered Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized (less any accrued but unpaid qualified stated interest not previously included in the U.S. Holder’s income, which will be taxable as ordinary income) on the sale, exchange, redemption or retirement and such U.S. Holder’s adjusted tax basis in the Registered Note. A U.S. Holder’s tax basis in the Registered Notes generally will be its initial purchase price of the related Notes, decreased by payments received on the Notes or Registered Notes (other than payments of qualified stated interest). Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Notes and Registered Notes, in the aggregate, have been held for more than one year. Certain U.S. Holders, including individuals, generally are entitled to preferential tax rates for net long-term capital gains. The ability of U.S. Holders to deduct capital losses is limited under the Code.
     Information Reporting and Backup Withholding
     In general, payments of stated interest, and the proceeds of a sale, exchange, redemption or other disposition of, the Registered Notes, payable to a U.S. Holder by a U.S. Paying Agent or other U.S. intermediary, will be reported to the IRS and to the U.S. Holder as may be required under applicable Treasury regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. Backup withholding is not additional tax. Amounts withheld may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

CERTAIN ERISA CONSIDERATIONS
     Section 406 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the United States Internal Revenue Code of 1986, as amended (the “Code”), prohibit employee benefit plans and certain other retirement plans, accounts and arrangements that are subject to Title I of ERISA and/or Section 4975 of the Code (“ERISA Plans”) from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of Registered Notes by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of Registered Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.
     The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing or holding Registered Notes on behalf of, or with the assets of, any employee benefit plan or other retirement plan, account or arrangement, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any employee benefit plan subject to Title I of ERISA, plan, account or other arrangement subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code to such investment and whether an exemption would be applicable to the purchase and holding of Registered Notes.

PLAN OF DISTRIBUTION
     Each broker-dealer that receives Registered Notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus and annual report in connection with any resale of those Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of Registered Notes received in exchange for Notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, and annual report available to any broker-dealer for use in connection with any such resale. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus and annual report for resales of the Registered Notes must notify us of this fact by requesting additional copies of these documents.
     Notwithstanding the foregoing, we are entitled under the registration rights agreements to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:
•	the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or additional information;
•	the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;
•	we receive notification of the suspension of the qualification of the Registered Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;
•	the suspension is required by law; or
•	an event occurs which makes any statement in this prospectus untrue in any material respect or which constitutes an omission to state a material fact in this prospectus.
     If we suspend the use of this prospectus, the 90-day period referred to above will be extended by a number of days equal to the period of the suspension.
     We will not receive any proceeds from any sale of Registered Notes by broker-dealers. Registered Notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those Registered Notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the Registered Notes. Any broker-dealer that resells Registered Notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the Registered Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of Registered Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the Registered Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
     The validity under New York law of the Registered Notes will be passed upon by Shearman & Sterling LLP, our New York counsel.
     Certain legal matters governed by Argentine law will be passed upon by Bruchou, Fernández Madero & Lombardi, our Argentine counsel.
EXPERTS
     The consolidated financial statements incorporated by reference of Banco Macro S.A at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Pistrelli, Henry Martin y Asociados S.R.L., member firm of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon incorporated by reference elsewhere herein which, as to the year 2006 is based in part on the report of Price Waterhouse & Co. S.R.L., independent registered public accounting firm, relating to the financial statements of Nuevo Banco Bisel S.A. for the period from August 11, 2006 through December 31, 2006. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.
ENFORCEMENT OF CIVIL LIABILITIES
     We are incorporated under the laws of Argentina. Substantially all of our assets are located outside the United States. The majority of our directors and all our officers and certain advisors named herein reside in Argentina or elsewhere outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to force against them or against us judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.
     In the terms and conditions of the Registered Notes, we (i) agree that the courts of the State of New York and the federal courts of the United States, in each case sitting in the Borough of Manhattan, City and State of New York, will have non-exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the Registered Notes and, for such purposes, irrevocably submit to the jurisdiction of such courts and (ii) name an agent for service of process in the Borough of Manhattan, New York City. See “Description of Registered Notes.”
     Enforcement of foreign judgments would be recognized and enforced by the courts in Argentina provided that the requirements of Article 517 of the Federal Civil and Commercial Procedure Code (if enforcement is sought before federal courts) are met, such as (i) the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property if such was transferred to Argentine territory during or after the prosecution of the foreign action, (ii) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against foreign action, (iii) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law, (iv) the judgment does not violate the principles of public policy of Argentine law, and (v) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.
     We have been advised by our Argentine counsel, Bruchou, Fernández Madero & Lombardi, that there is doubt as to the enforceability, in original actions in Argentine courts, of liabilities predicated solely upon the federal securities laws of the United States and as to the enforceability in Argentine courts of judgments of United States courts obtained in actions against us predicated upon the civil liability provisions of the federal securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION
     Banco Macro is subject to the informational requirements of the Exchange Act applicable to a foreign private issuer (as defined by Rule 405 of the Securities Act). We file annual and current reports and other information with the United States Securities and Exchange Commission (the “SEC”). You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. We will also make available upon request all annual and current reports and other information that we file with the SEC. However, the reports and other information filed with the SEC are not incorporated by reference in this prospectus.
     We also file our annual and quarterly financial statements and certain other information with the CNV and the Buenos Aires Stock Exchange in Argentina. Copies of our financial statements, this prospectus and any pricing supplement may be obtained at (i) our offices; (ii) the offices of the dealers in Argentina and (iii) from the CNV’s website at http://www.cnv.gov.ar.
     We have filed with the SEC a registration statement on Form F-4 under the Securities Act relating to the exchange offering of the Notes for the Registered Notes. This prospectus is part of that registration statement. As described below, you may obtain from the SEC a copy of the registration statement and exhibits that we have filed with the SEC. The registration statement may contain additional information that may be important to you. Statements made in this prospectus about legal documents may not necessarily be complete, and you should read it together with the documents filed as exhibits to the registration statement or otherwise filed with the SEC.
     As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of the proxy statements and will not be required to file proxy statements with the SEC, and our officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows Banco Macro to “incorporate by reference” the information Banco Macro files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and certain later information that Banco Macro files with the SEC will automatically update and supersede this information. The following documents are incorporated by reference:

➢	Banco Macro’s Annual Report on Form 20-F for the year ended December 31, 2006, filed with the SEC on July 13, 2007 (SEC File No. 001-32827);

➢	Banco Macro’s Current Report on Form 6-K filed on July 24, 2007 (SEC Film No. 07994535);

➢	Banco Macro’s Current Report on Form 6-K filed on May 18, 2007 (SEC Film No. 07865207);

➢	any future filings on Form 20-F that Banco Macro makes with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the offered securities; and

➢	any future reports on Form 6-K that Banco Macro furnishes to the SEC after the date of this prospectus and prior to the termination of the offering of offered securities that are identified in such reports as being incorporated by reference in this prospectus; and
     You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus and annual report, at no cost, by writing or telephoning us at Banco Macro’s offices at Sarmiento 447, Buenos Aires, Argentina, Attention: Jorge Scarinci, Head of Investor Relations and Finance Manager or (+ 54-11-5222-6500). Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this document.